Filed Pursuant to Rule 424(b)(4)
Registration No. 333-227186

PROSPECTUS SUPPLEMENT

(To prospectus dated September 21, 2018)

5,000,000 Shares

Class A Common Stock

This is a public offering of shares of Class A common stock of PetIQ, Inc., par value $0.001 per share (“Class A common stock”).

We are offering 2,000,000 shares of our Class A common stock. The selling stockholders identified in this prospectus supplement are offering an additional 3,000,000 shares of our Class A common stock, including 1,241,860 shares of our Class A common stock issuable upon exchange of membership units (the “LLC Interest”) of PetIQ Holdings, LLC (“HoldCo”) with an equal number of shares of Class B common stock of PetIQ, Inc., $0.001 par value per share (the “Class B common stock”). We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

Our Class A common stock is currently listed on The NASDAQ Global Select Market under the symbol “PETQ.” The last reported sale price of our Class A common stock on September 26, 2018 was $40.77 per share.

Investing in our Class  A common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	PER SHARE	TOTAL
Public offering price	$39.00	$195,000,000
Underwriting discount and commissions (1)	$1.8525	$9,262,000
Proceeds, before expenses, to us	$37.1475	$74,295,000
Proceeds to the selling stockholder, before expenses	$37.1475	$111,442,500

(1)	We refer you to “Underwriting” beginning on page S-36 of this prospectus supplement for additional information regarding underwriting compensation.

Certain selling stockholders have granted the underwriters an option exercisable for a period of 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional shares of our Class A common stock from such selling stockholders at the public offering price less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be $6,946,875 and the total proceeds to the selling stockholders, before expenses, will be $139,303,125.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” under the U.S. federal securities laws and are subject to reduced public company reporting requirements.

Delivery of the shares of Class A common stock is expected to be made on or about October 1, 2018.

Joint Book-Running Managers

Jefferies	William Blair

Co-Managers

Oppenheimer & Co.	Raymond James	SunTrust Robinson Humphrey

Prospectus Supplement dated September 26, 2018

i

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we and the selling stockholders have authorized for use in connection with this offering. Neither we, nor the selling stockholders nor any of the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither we, nor the selling stockholders, nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus supplement entitled “Incorporation of Certain Information by Reference” and in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents dated prior to the date of this prospectus supplement and incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

Unless otherwise indicated or the context otherwise requires, all references to “PetIQ,” “Company,” “Registrant,” “we,” “our,” “ours” and “us” refer to PetIQ, Inc. and its subsidiaries, including PetIQ Holdings, LLC, a Delaware limited liability company, which we refer to as “Holdco,” and PetIQ LLC, an Idaho limited liability company, which we refer to as “Opco.” We are the sole managing member of Holdco, which is the sole member of Opco, and, through Holdco, we operate and control all of the business and affairs of Opco and conduct the business now conducted by Opco and its subsidiaries. We refer to the limited liability company interests in HoldCo as the “LLC Interests.” When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus supplement and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we incorporate by reference may include forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Examples of forward-looking statements include, without limitation:

∎	statements regarding our strategies, results of operations or liquidity;

∎	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

∎	statements of management’s goals and objectives; and

∎	assumptions underlying statements regarding us or our business.

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our ability to successfully grow our business through acquisitions; our ability to integrate, manage and expand VIP’s business; and our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to achieve or sustain profitability; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; our ability to open new retail clinics; failure to effectively execute on our Services segment rationalization plans; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; and our ability to keep and retain key employees.

Given these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

TRADEMARKS

This prospectus supplement includes our trademarks, trade names and service marks, such as “PetIQ,” “PetAction,” “Advecta,” “PetLock,” “Heart Shield,” “TruProfen,” “Betsy Farms,” “Minties,” “Vera,” “Delightibles” and “VetIQ,” which are protected under applicable intellectual property laws and are our property. This prospectus supplement also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus supplement concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts) and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our Class A common stock discussed under ‘‘Risk Factors’’ beginning on page S-12 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

PetIQ is a rapidly growing and leading provider of veterinarian services and veterinarian-grade pet products, including prescription (“Rx”) medications, over-the-counter (“OTC”) flea and tick preventatives and health and wellness products for dogs and cats. We pioneered and are the leading seller to the retail channel of pet products that were previously available for purchase primarily from veterinary clinics. We enable our customers to offer pet owners choice, affordability and convenience in connection with products from leading national brands as well as our proprietary value-branded alternatives. Consumer behavior supports our continuing growth: pet owners are increasingly making purchases from the channels we serve. In addition, pet owners are shifting their retail purchases from non-veterinarian-grade products, previously the only products available in the retail channel, to the premium veterinarian-grade products that we sell. We believe we are well positioned to capitalize on these changes in consumer behavior because of our category leadership, broad product portfolio, value proposition and strong customer relationships. The end markets we serve are large and growing.

On January 17, 2018, we acquired Community Veterinary Clinics, LLC d/b/a VIP Petcare (“VIP,” and such acquisition, the “VIP Acquisition”). VIP provides a comprehensive suite of services at 3,400 community clinics and wellness centers hosted at pet retailers across 39 states, as well as mobile clinics, which includes diagnostic tests, vaccinations, prescription medications, microchipping and wellness checks. VIP’s veterinary services and products align with PetIQ’s corporate strategy and mission to improve pet health by providing consumers convenient access and affordable choices to a broad portfolio of pet health and wellness solutions. In 2017, VIP saw approximately one million pets through its network of community clinics.

Our product portfolio spans a wide range of veterinarian-grade Rx medications and leading OTC medications as well as other health and wellness products. We offer our customers a comprehensive category management solution and sell products under multiple brands to address channel-specific requirements.

We rapidly develop, manufacture and introduce innovative new products to retailers and consumers. Our current product portfolio and pipeline of future products have been developed through a combination of in-house specialists and animal health research and development experts. In addition, we specialize in market analysis, product development, packaging, marketing, industry licensing and managing both the Environmental Protection Agency (“EPA”) and the Food and Drug Administration (“FDA”) regulated products. These internal and external resources enable us to expand our portfolio of proprietary value-branded products and develop next-generation versions of our existing products. We believe that our retail expertise and strong market position makes us an attractive partner for scientists and entrepreneurs developing new products in the pet health and wellness field. A combination of our internal expertise and strategic relationships has produced several of our top selling products and brands, including VetIQ, PetAction Plus, Advecta, PetLock Plus and TruProfen.

In March 2018, we announced the opening of 20 VetIQ veterinary services clinics in Walmart locations, marking the beginning of our plan to expand veterinarian services to leading retailers following the VIP Acquisition in January 2018.

Our Industry

Attractive Pet Industry Trends. In 2017, approximately 52% of total U.S. households owned a dog or a cat, compared to 50% of total U.S. households in 2008, according to Packaged Facts. Demographic trends in pet ownership and changing attitudes toward pets support our continuing growth, through the following:

∎

Pet Humanization: According to Packaged Facts, in the United States, an estimated 90% of dog owners and 86% of cat owners view their pets as family members, compared to 79% and 77%, respectively, from the prior year. With pets increasingly viewed as companions, friends and family members, pet owners behave like “pet parents” with a strong inclination for spending disposable income to meet all of their pets’ needs during all economic cycles. Pets have become a financial priority.

∎

Increasing Consumer Focus on Pet Health and Wellness: Consumers are exhibiting greater interest in improved health for their pets and, as a result, are increasing their spending on veterinary care as well as purchases of the most effective veterinarian-grade pet products and supplies. Pet owners of all demographic and income levels aspire to purchase leading veterinarian-grade treatments.

∎

Increasing Pet Age and Incidents of Pet Disease: Pets are living longer and, as a result, have increasing medical needs. Packaged Facts reported that, in 2017, 56% of dogs and 60% of cats are overweight, and in 2017, Packaged Facts reported that approximately 75% of older dogs have heart disease.

∎

Increasing Market Size and Consumer Spending: Pet spending in the United States has steadily increased every year since 1994, with Americans spending approximately $86 billion on their pets in 2017. According to Packaged Facts, the total U.S. pet market is expected to reach $105.1 million in 2022, representing a CAGR of 4.2% from 2017 to 2022.

Strong Growth in Pet Products. According to Packaged Facts, Americans spent $85.6 billion on pet products and services in 2017, about triple their 2001 spending of $28.5 billion. U.S. sales of pet medications for dogs and cats have grown from $5.8 billion in 2011 to an estimated $8.6 billion in 2017 and are estimated to reach $10.5 billion by 2020, according to Packaged Facts. Additionally, our innovative pet treats compete in the U.S. dog and cat treat market, which has grown every year since 2012. According to Packaged Facts, the U.S. dog and cat treat market has grown to an estimated $6.4 billion in 2017 and is estimated to reach $8.0 billion of retail sales by 2021, representing a CAGR of 6% between 2017 and 2021.

Growth of Pet Medication Purchases from Retail Channel. We believe the market for pet medication and health and wellness products in the retail channel is likely to outpace growth in the broader pet industry. The pet owner has increasingly purchased veterinarian grade pet products from the retail channel as the estimated mass market share of the U.S. pet medication industry increased from 12% in 2011 to 20% in 2017. We believe that migration will continue in the future as more consumers take advantage of the convenience of their local retail store, become aware of the significant cost savings that retail channels can deliver, and our product penetration at retail increases. Additionally, there is a significant segment of pet owners who have not sought pet health care for a variety of reasons. Our affordable high-quality products will help unlock demand and provide cost sensitive customers the leading treatments they want at prices they can afford. In addition, we believe our acquisition of VIP makes us uniquely positioned to provide veterinarian services within the retail channel, and continue to benefit from this channel expansion.

Our Business Strategy

There are significant opportunities to grow our brand awareness, increase our net sales and profitability and deliver shareholder value by executing on the following initiatives:

Grow Consumer Awareness of Our Products in the Retail Channel. We are an established category creator in the pet health and wellness and medication market with strong penetration of the retail channel and high awareness among retailers. With our broad retail network that includes the top U.S. retailers, we are increasingly focused on building consumer awareness and converting more pet owners to use our products. As pet owners learn that our proprietary value-branded products offer the same active ingredients as leading brands at lower prices, we believe they will shift their purchasing habits to our products and our share of the overall pet Rx and OTC medications and health and wellness products market will continue to grow.

Increase Volume of Products with Existing Retailers. We conduct business with the majority of leading U.S. retailers with our core product offerings. We believe our net sales will continue to grow as we expand the number of products we have available for sale at each retailer. We also plan to creatively expand SKU placement within existing accounts through our in-house merchandising capabilities. Additionally, following the VIP Acquisition, we believe we are positioned to expand our presence within leading retailers.

Provide Veterinarian Services in Conjunction with our Retail Partners. As a result of the VIP Acquisition, we now participate in the veterinary services industry, which is expected to grow from $26.8 billion in 2017 to $34.4 billion in 2022 according to Packaged Facts, representing a CAGR of 5.3%. We provide a comprehensive suite of services at 3,400 community clinic locations and wellness centers hosted at pet retailers across 39 states, which includes diagnostic tests, vaccinations, prescription medications, microchipping and wellness checks. We believe we have the ability to expand those offerings within our existing retail footprint, which will provide an additional earnings stream, as well as drive pet parent traffic to our retail partners for the purchase of pet medication and health and wellness products, thereby expanding the sales of our product offerings through our retail partners. In addition, we have opened 20 VetIQ veterinary services clinics within retail partners in 2018 and we expect to open 1,000 VetIQ wellness centers by 2023. We believe these clinics will have average annual revenue of $600,000 at maturity (thirteen to eighteen months after opening) and will contribute 30% to margins at maturity. We believe that our VetIQ wellness centers will help us address the $10.0 billion underserved veterinary market in 2018, consisting of $7.4 billion of services according to L.E.K. Consulting and $2.6 billion in related product revenue generated from such services based on management estimates.

Corporate Information

PetIQ, Inc., a Delaware corporation, was incorporated in February 2016 for the purpose of completing our IPO and had no business activities or transactions prior to July 20, 2017. PetIQ is a holding company and the sole managing member of HoldCo, a Delaware limited liability company, founded in 2012. HoldCo is the sole member of Opco, an Idaho limited liability company and our predecessor for financial reporting purposes, and has no operations and no assets other than the equity interests of Opco. We are incorporated in Delaware and currently exist as a Delaware corporation. Our principal executive offices are located at 923 S. Bridgeway Place., Eagle, Idaho 83616. Our telephone number is 208-939-8900. The address of our corporate website is www.petiq.com, and our investor relations website is located at http://ir.petiq.com. We do not incorporate the information on or accessible through any of our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus supplement.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in net sales during our last fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

∎	an option to present only two years of audited financial statements and only two years of related management’s discussion and analysis in the registration statement of which this prospectus is a part;

∎	an exemption from compliance with the requirement for auditor attestation of the effectiveness of our internal control over financial reporting for so long as we qualify as an emerging growth company;

∎

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board (“PCAOB”) may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

∎	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

∎	reduced disclosure about our executive compensation arrangements; and

∎	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: the last day of the year in which we have $1.07 billion or more in annual net sales; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates as of the last day of our most recently completed second quarter; the issuance, in any three-year period, by us of more than $1 billion in non-convertible debt securities; or December 31, 2022. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We are choosing to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class A Common Stock” which describes that we are an emerging growth company, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

Risks Related to Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that primarily represent challenges we face in connection with the successful implementation of our strategy and the growth of our business. We expect a number of factors may cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance. Such factors include, among other things:

∎	our ability to successfully grow our business through acquisitions;

∎	our ability to integrate, manage and expand VIP’s business;

∎	our dependency on a limited number of customers;

∎	our ability to implement our growth strategy effectively;

∎	our ability to achieve or sustain profitability;

∎	competition from veterinarians and others in our industry;

∎	economic trends and spending on pets; and

∎	our ability to open new retail clinics.

THE OFFERING

The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Class A common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Issuer	PetIQ, Inc.

Class A common stock offered by PetIQ, Inc.	2,000,000 shares of Class A common stock.

Class A common stock offered by the selling stockholders	3,000,000 shares of Class A common stock (or 3,750,000 shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full).

Underwriters’ option to purchase additional shares of Class A common stock	Certain selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 750,000 shares at the public offering price, less the underwriting discount, from such selling stockholders.

Class A common stock outstanding immediately after this offering	20,403,000 shares of Class A common stock, including 1,241,860 shares of Class A common stock issued upon exchange of LLC interests and Class B common stock in connection with this offering.

Class B common stock outstanding immediately after this offering	7,363,664 shares of Class B common stock.

Total shares of common stock outstanding immediately after this offering	27,766,664 shares.

Voting rights	Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. Each share of Class A common stock and Class B common stock will entitle its holder to one vote per share on all such matters.

Ratio of shares of Class A common stock to LLC Interests

Our amended and restated certificate of incorporation and the Sixth Amended and Restated Limited Liability Company Agreement of HoldCo (the “HoldCo Agreement”) require that at all times (i) we maintain a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities) and (ii) HoldCo maintains (x) a one-to-one ratio between the number of LLC Interests owned by us and (y) a ratio of one LLC Interest owned by holders of Class B common stock for each share of Class B common stock outstanding. This construct is intended to result in the owners of Class B common stock having a voting interest in PetIQ that is substantially similar to their voting interest in HoldCo.

Use of Proceeds	The net proceeds to us from this offering will be $73.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. All of the net proceeds to us from this offering will be used to purchase 2,000,000 LLC Interests from HoldCo at a price per LLC Interest equal to the public offering price per share of our Class A common stock, after deducting underwriting discounts and commissions. We intend to cause HoldCo to use the proceeds from the sale of the LLC Interests for working capital and other general corporate purposes. See “Use of Proceeds.”

We will not receive any proceeds from the sale of any shares of our Class A common stock by the selling stockholders.

Dividend policy	We have not historically paid, and have no current plans to pay, cash dividends on our Class A common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. See “Dividend Policy.”

Risk Factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

NASDAQ Global Select Market Symbol	“PETQ”

Unless otherwise indicated, information in this prospectus supplement with respect to the number of shares of our Class A common stock to be outstanding immediately after the consummation of this offering is based on 17,161,140 shares of Class A common stock outstanding as of September 21, 2018, and does not reflect:

∎	1,539,589 shares of Class A common stock issuable upon the exercise of outstanding stock options;

∎	29,758 additional shares of Class A common stock reserved for issuance pursuant to outstanding equity awards issued under our 2017 Omnibus Incentive Plan

∎	838,805 shares of Class A common stock reserved for future awards pursuant to our 2017 Omnibus Incentive Plan; and

∎	8,605,524 shares of Class A common stock reserved for future issuance upon exchange of LLC Interests by holders of our Class B common stock.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional 750,000 shares of Class A common stock from certain selling stockholders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary historical consolidated financial information for the periods presented. The summary historical consolidated statement of operations data for the years ended December 31, 2017, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements and related notes thereto, which are incorporated by reference into this prospectus supplement. The summary historical consolidated statement of earnings for the six months ended June 30, 2018 and 2017, and the consolidated balance sheet data, as of June 30, 2018 have been derived from our unaudited condensed consolidated financial statements and related notes thereto for the quarter ended June 30, 2018, which are incorporated by reference into this prospectus supplement.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement.

Consolidated Statement of Income Data

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
(dollars in thousands, except per share amounts)	2018	2017	2017	2016	2015
	(unaudited)
Product sales	$246,564	$154,207	$266,687	$200,162	$205,687
Services revenue	39,644	—	—	—	—

Total net sales	286,208	154,207	266,687	200,162	205,687
Cost of products sold	212,169	126,056	215,493	167,615	166,529
Cost of services	31,838	—	—	—	—

Total Cost of sales	244,007	126,056	215,493	167,615	166,529

Gross profit	42,201	28,151	51,194	32,547	39,158
Operating expenses
General and administrative expenses	35,911	16,682	37,905	31,845	35,588

Operating income	6,290	11,469	13,289	702	3,570

Interest expense, net	(3,981)	(999)	(1,563	(3,058)	(3,545)
Foreign currency gain (loss), net	58	(121)	(140)	(24)	75
Loss on debt extinguishment	—	—	—	(1,681)	(1,449)
Other (expense) income, net	(973)	—	201	666	—

Total other expense, net	(4,896)	(1,120)	(1,502)	(4,097)	(4,919)

Pretax net income (loss)	1,394	10,349	11,787	(3,395)	(1,349)

Income tax (expense) benefit	47	—	(3,970)	—	—

Net income (loss)	1,441	10,349	7,817	(3,395)	(1,349)
Net income (loss) attributable to non-controlling interest	970	10,349	11,310	(3,395)	(1,349)

Net income (loss) attributable to PetIQ, Inc.	$471	$—	$(3,493)	$—	$—

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
(dollars in thousands, except per share amounts)	2018	2017	2017	2016	2015
	(unaudited)
Net income per share attributable to PetIQ, Inc. Class A common stock (a)
Basic	$0.03	$—	$(0.26)	$—	$—
Diluted	$0.03	$—	$(0.26)	$—	$—
Weighted average shares of Class A common stock outstanding (a)
Basic	15,285,138	—	13,222,583	—	—
Diluted	15,328,596	—	13,222,583	—	—

(1)	Basic and Diluted earnings per share is applicable only for periods after the Company’s IPO in July 2017.

Consolidated Balance Sheet Data

	AS OF JUNE 30,	AS OF DECEMBER 31,
(dollars in thousands)	2018	2017	2016
Cash and cash equivalents	$11,672	$37,896	$767
Total assets	399,859	140,845	81,330
Total debt, including current maturities	120,108	19,298	29,466
Total liabilities	190,851	36,001	40,348
Total stockholders’ equity	209,008	104,844	40,982

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
(dollars in thousands)	2018	2017	2017	2016	2015
Other Data
EBITDA (a)	$10,802	$12,980	$16,750	$2,645	$4,773
Adjusted EBITDA (a)	21,407	13,366	22,307	10,632	6,549
Capital Expenditures	4,732	681	4,131	2,041	1,550

(a)	EBITDA and Adjusted EBITDA are non-GAAP financial measures. The following table reconciles net loss, the most comparable GAAP measure, to EBITDA and Adjusted EBITDA for the periods presented:

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
(dollars in thousands)	2018	2017	2017	2016	2015
Net (loss) income	$1,441	$10,349	$7,817	$(3,395)	$(1,349)
Plus:
Tax (benefit)	(47)	—	3,970	—	—
Depreciation	3,030	1,111	2,348	1,915	1,842
Amortization	2,397	521	1,052	1,067	735
Interest	3,981	999	1,563	3,058	3,545

EBITDA	10,802	12,980	16,750	2,645	4,773

Acquisition costs (a)	3,366	—	1,965	—	—
Management fees (b)	—	386	610	864	462
Stock based compensation expense	1,454	—	447	—	—
Purchase accounting adjustment to inventory	1,502	—	—	—	—
Non same-store revenue (c)	(1,015)	—	—	—	—
Non same-store costs (c)	2,291	—	—	—	—
Fair value adjustment of contingent note	600	—	—	—	—
Integration costs and costs of discontinued clinics	756	—	—	—	—
New clinic launch expenses (d)	1,211	—	—	—	—
Non-recurring royalty settlement (e)	440	—	—	—	—
Loss on debt extinguishment and related costs	—	—	—	1,681	1,449
Litigation Expenses (f)	—	—	—	3,262	2,622
Costs associated with becoming a public Company	—	—	2,710	2,180	626
Supplier receivable write off (recovery) (g)	—	—	(175)	—	1,449
One-time sales opportunity (h)	—	—	—	—	(4,832)

Adjusted EBITDA	$21,407	$13,366	$22,307	$10,632	$6,549

(a)	Acquisition costs relating to our acquisition of VIP, which was completed during the six months ended June 30, 2018.
(b)	Represents annual fees paid pursuant to our management agreements with Eos, Highland and Labore. The management agreements terminated in connection with our IPO.
(c)	Non same-store revenue and costs are from wellness centers and regions with less than four full trailing quarters of operating results. There were 23 wellness centers and 5 regions that had less than four trailing quarters of operating results for the six months ended June 30, 2018 and none for the six months ended June 30, 2017.
(d)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(e)	Represents a settlement paid to a supplier related to a royalty agreement in place since 2013.
(f)	These litigation expenses relate to cases involving the Company that were favorably resolved in the second quarter of 2016.
(g)	During 2015, the Company terminated its relationship with a supplier in accordance with a supply agreement, resulting in the Company writing off the full amount of cash advanced to the supplier as a supplier prepayment on the procurement of inventory as of December 31, 2015. The Company collected a settlement on the matter in 2017.
(h)	The Company realized $16.6 million in net sales to Walmart as part of a one-time sales opportunity in 2015. These sales to Walmart did not recur in subsequent periods.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider each of the following risk factors, as well as the other information in this prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest in shares of our Class A common stock. If any of the following risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. In that event, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We may seek to grow our business through acquisitions of or investments in new or complementary businesses, facilities, technologies or products, or through strategic alliances, and the failure to manage acquisitions, investments or strategic alliances, or the failure to integrate them with our existing business, could have a material adverse effect on us.

From time to time we may consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies or products, or enter into strategic alliances, that may enhance our capabilities, expand our manufacturing network, complement our current products or expand the breadth of our markets, such as the VIP Acquisition. Potential and completed acquisitions and investments and other strategic alliances involve numerous risks, including:

∎	problems integrating the purchased business, facilities, technologies or products;

∎	issues maintaining uniform standards, procedures, controls and policies;

∎	unanticipated costs associated with acquisitions, investments or strategic alliances;

∎	diversion of management’s attention from our existing business;

∎	adverse effects on existing business relationships with suppliers, contract manufacturers, and retail customers;

∎	risks associated with entering new markets in which we have limited or no experience;

∎	potential loss of key employees of acquired businesses; and

∎	increased legal and accounting compliance costs.

We do not know if we will be able to identify acquisitions or strategic relationships we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms or at all or whether we will be able to successfully integrate any acquired business, facilities, technologies or products into our business or retain any key personnel, suppliers or customers. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies and products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations. If we are unable to integrate any acquired businesses, facilities, technologies and products effectively, our business, results of operations and financial condition could be materially adversely affected.

Completed acquisitions may result in additional goodwill and/or an increase in other intangible assets on our balance sheet. We are required annually, or as facts and circumstances exist, to test goodwill and other intangible assets to determine if impairment has occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or the fair value of other intangible assets in the period the determination is made. We determined there was no impairment in 2017, 2016 and 2015; however, we cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill or other intangible assets become impaired, there could be a material adverse effect on our financial condition and results of operations.

We may not be able to successfully integrate, manage and expand VIP’s business and operations.

As a result of the VIP Acquisition, the size of our business has expanded significantly and we have entered into a new line of business providing veterinary services. This will pose substantial challenges for our management, including the management of significantly expanded operations and associated increased cost and complexity. In addition, the provision of veterinary services is a regulated industry subject to numerous governmental regulations. Any failure to manage our expanded business or to realize the anticipated benefits of the VIP Acquisition could have a material adverse effect on our business, operating results and financial condition.

We are dependent on a relatively limited number of customers for a significant portion of our net sales.

Our two largest retail customers, Walmart and Sam’s Club, accounted for 19% and 6% of our net sales for the three months ended June 30, 2018, 30% and 16% of our net sales in 2017, 33% and 21% of our net sales in 2016, and 39% and 21% of our net sales in 2015, respectively. No other retail customer has accounted for 10% or more of our net sales for these periods. In addition, Anda, which distributes our products to pharmacies, accounted for 10% of our net sales for the three months ended June 30, 2018, 15% of our net sales in 2017 and 2016 and 14% of our net sales in 2015. If we were to lose any of our key customers, if any of our key customers reduce the amount of their orders or if any of our key customers consolidate, reduce their store footprint and/or gain greater market power, our business, financial condition and results of operations may be materially adversely affected. We may be similarly adversely impacted if any of our key customers experience any financial or operational difficulties or generate less traffic.

In addition, we generally do not enter into long-term contracts with our retail customers. As a result, we rely on consumers’ continuing demand for our products and our position in the market for all purchase orders. If our retail customers change their pricing, margin expectations or business terms (including through the imposition of warehouse and other fees), change their business strategies as a result of industry consolidation or otherwise, reduce the number of brands or product lines they carry, decrease their advertising or promotional efforts for, or the amount of shelf space they allocate to, our products or allocate greater shelf space to other products, our net sales could decrease and our business, financial condition and results of operations may be materially adversely affected.

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future success depends, in large part, on our ability to implement our growth strategy, including introducing products and expanding into new markets, attracting new consumers to our brand and sub-brands, improving placement of our products in the stores of our retail customers and expanding our distribution. In particular, we recently began to expand our sales plan to include online sales through our retail partners. Our ability to implement this growth strategy depends, among other things, on our ability to:

∎	develop new proprietary value-branded products and product line extensions that appeal to consumers;

∎	continue to effectively compete in our industry;

∎	increase our brand and sub-brand recognition by effectively implementing our marketing strategy and advertising initiatives;

∎	maintain and, to the extent necessary, improve our high standards for product quality, safety and integrity;

∎	expand and maintain brand and sub-brand loyalty;

∎	secure shelf space in the stores of our retail customers; and

∎	enter into distribution and other strategic arrangements with traditional retailers and other potential distributors of our products.

We may not be able to successfully implement our growth strategy and may need to change our strategy in order to maintain our growth. If we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful, our business, financial condition and results of operations may be materially adversely affected.

We have incurred net losses in the past and may be unable to sustain profitability in the future.

We incurred net losses of $3.4 million and $1.3 million for the years ended December 31, 2016 and 2015, respectively. As of June 30, 2018, we had an accumulated deficit of $20.7 million including the operations of HoldCo prior to our IPO. We expect to continue to incur significant product commercialization and regulatory, sales and marketing and other expenses. In addition, our general and administrative expenses increased following our IPO due to the additional costs associated with being a public company as well as costs associated with the VIP Acquisition. The net income we earn may fluctuate significantly from quarter to quarter. We will need to generate additional net sales or increased gross margin to sustain profitability, and we cannot be sure that we will remain profitable for any substantial period of time. Our failure to maintain profitability could negatively impact the value of our Class A common stock.

If we continue to grow rapidly, we may not be able to manage our growth effectively.

Our historical rapid growth has placed and, if continued, may continue to place significant demands on our management and our operational and financial resources. Our organizational structure may become more complex as we add additional staff, and we would likely require more resources to grow and continue to improve our operational, management and financial controls. If we are not able to manage our growth effectively, our business, financial condition and results of operations may be materially adversely affected.

We operate in a highly competitive industry and may lose market share or experience margin erosion if we are unable to compete effectively.

The pet health and wellness industry is highly competitive. We compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, shelf space, reputation, price and convenience and promotional efforts. We compete directly and indirectly with both manufacturers and distributors of pet health and wellness products, including online distributors and veterinarians. We face direct competition from companies that distribute various pet medications and pet health and wellness products to traditional retailers, such as Perrigo, Unicharm Company and Central Garden and Pet Company, all of which are larger than we are and have greater financial resources. We also face competition in our other pet health and wellness products category from companies such as Nestlé, Mars, and Smucker, all of which are larger than we are and have greater financial resources.

Although we do not compete with various human drug distributors today, we have no way to guarantee that they will not enter into the market in the future. These distributors, such as McKesson Corporation, AmerisourceBergen Corporation and Cardinal Health, Inc., are larger than we are and have greater financial resources than we do.

These competitors may be able to identify and adapt to changes in consumer preferences more quickly than us due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact us and the entire pet health and wellness industry. If these or other competitive pressures cause our products to lose market share or experience margin erosion, our business, financial condition and results of operations may be materially adversely affected.

We face significant competition from veterinarians and may not be able to compete profitably with them.

We compete indirectly with veterinarians for the sale of pet medications and other health and wellness products. Veterinarians hold a competitive advantage over us because many pet owners may find it more convenient or preferable to purchase these products directly from their veterinarians at the time of an office visit. In addition, with the completion of the VIP Acquisition, we now manage a significant number of veterinarians, both as employees and as independent contractors, and now compete directly with the veterinarians for the provision of veterinarian services. In order to effectively compete with veterinarians in the future, we may be required to incur additional costs for marketing, promotions and other incentives, which may result in lower operating margins and adversely affect the results of operations.

Resistance from veterinarians to authorize prescriptions, or attempts/efforts on their part to discourage pet owners to purchase from retailers and pharmacies could cause our net sales to decrease and could materially adversely affect our financial condition and results of operations.

Since we began our operations some veterinarians have resisted providing, or simply refuse to provide, pet owners with a copy of their pet’s prescription or authorizing the prescription to an outside pharmacy, thereby effectively preventing outside pharmacies from filling such prescriptions under state law. We have also been informed by customers and consumers that veterinarians on certain occasions have tried to discourage pet owners from purchasing from the retail channel. If the number of veterinarians who refuse to authorize prescriptions should increase, or if veterinarians are successful in discouraging pet owners from purchasing from outside retailers and pharmacies, our net sales could decrease and our financial condition and results of operations may be materially adversely affected.

Any damage to our reputation or our brand or sub-brands may materially adversely affect our business, financial condition and results of operations.

Maintaining, developing and expanding our reputation with consumers, our retail customers and our suppliers is critical to our success. Our brand and sub-brands may suffer if our marketing plans or product initiatives are not successful. The importance of our brand and sub-brands may decrease if competitors offer more products with formulations similar to the products that we manufacture. Further, our brand and sub-brands may be negatively impacted due to real or perceived quality issues or if consumers perceive us as being untruthful in our marketing and advertising, even if such perceptions are not accurate. Product contamination, the failure to maintain high standards for product quality, safety and integrity, including raw materials and ingredients obtained from suppliers, or allegations of product quality issues, mislabeling or contamination, even if untrue or caused by our contract manufacturing partners or raw material suppliers, may reduce demand for our products or cause production and delivery disruptions. We maintain guidelines and procedures to ensure the quality, safety and integrity of our products. However, we may be unable to detect or prevent product and/or ingredient quality issues, mislabeling or contamination, particularly in instances of fraud or attempts to cover up or obscure deviations from our guidelines and procedures. If any of our products become unfit for consumption, cause injury or are mislabeled, we may have to engage in a product recall and/or be subject to liability. Damage to our reputation or our brand or sub-brands or loss of consumer confidence in our products for any of these or other reasons could result in decreased demand for our products and our business, financial condition and results of operations may be materially adversely affected.

Our growth and business are dependent on trends that may change, and our historical growth may not be indicative of our future growth.

The growth of our business depends primarily on the continued shift from consumers purchasing pet health and wellness products from veterinarians to purchasing such products through traditional retail channels, growth of the pet health and wellness products market and popularity of pet ownership, as well as on general economic conditions. These trends may not continue or may change. In the event of a decline in consumers purchasing pet health and wellness products through traditional retail channels, a change in pet health and wellness trends or a decrease in the overall number of pets, or during challenging economic times, we may be unable to persuade our retail customers and consumers to purchase our products, and our business, financial condition and results of operations may be materially adversely affected and our growth rate may slow or stop.

There may be decreased spending on pets in a challenging economic climate.

The United States has from time to time experienced challenging economic conditions, and the global financial markets have recently undergone and may continue to experience significant volatility and disruption. Our business, financial condition and results of operations may be materially adversely affected by a challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending. The keeping of pets and the purchase of pet-related products may constitute discretionary spending for some consumers and any material decline in the amount of consumer discretionary spending may reduce overall levels of pet ownership or spending on pets. As a result, a slow-down in the general economy may cause a decline in demand for our products. In addition, we cannot predict how worsening economic conditions would affect our retail customers and suppliers, generally. If economic conditions result in decreased spending on pets and have a negative impact on our retail customers and suppliers, our business, financial condition and results of operations may be materially adversely affected.

Our business depends, in part, on the sufficiency and effectiveness of our marketing and trade promotion programs and incentives.

Due to the highly competitive nature of our industry, we must effectively and efficiently promote and market our products through television, internet and print advertisements as well as through trade promotions and incentives to sustain and improve our competitive position in our market. Marketing investments may be costly. In addition, we may, from time to time, change our marketing strategies and spending, including the timing or nature of our trade promotions and incentives. We may also change our marketing strategies and spending in response to actions by our customers, competitors and other companies that manufacture and/or distribute pet health and wellness products. The sufficiency and effectiveness of our marketing and trade promotions and incentives are important to our ability to retain and improve our market share and margins. If our marketing and trade promotions and incentives are not successful or if we fail to implement sufficient and effective marketing and trade promotions and incentives or adequately respond to changes in industry marketing strategies, our business, financial condition and results of operations may be adversely affected.

If our products are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims.

Our products may be subject to product recalls, including voluntary recalls or withdrawals, if they are alleged to pose a risk of injury or illness, or if they are alleged to have been mislabeled, misbranded or adulterated or to otherwise be in violation of governmental regulations. We may also voluntarily recall or withdraw products in order to protect our brand or reputation if we determine that they do not meet our standards, whether for quality, palatability, appearance or otherwise. If there is any future product recall or withdrawal, it could result in substantial and unexpected expenditures, destruction of product inventory, damage to our reputation and lost sales due to the unavailability of the product for a period of time, and our business, financial condition and results of operations may be materially adversely affected. In addition, a product recall or withdrawal may require significant management attention and could result in enforcement action by regulatory authorities.

We also may be subject to product liability claims if the consumption or use of our products is alleged to cause injury or illness. Although we carry product liability insurance, our insurance may not be adequate to cover all liabilities that we may incur in connection with product liability claims. For example, punitive damages are generally not covered by insurance. If we are subject to substantial product liability claims in the future, we may not be able to continue to maintain our existing insurance, obtain comparable insurance at a reasonable cost, if at all, or secure additional coverage. This could result in future product liability claims being uninsured. If there is a product liability judgment against us or a settlement agreement related to a product liability claim, our business, financial condition and results of operations may be materially adversely affected. In addition, even if product liability claims against us are not successful or are not fully pursued, these claims could be costly and time-consuming and may require management to spend time defending claims rather than operating our business.

To the extent our retail customers purchase products in excess of consumer consumption in any period, our net sales in a subsequent period may be adversely affected as our retail customers seek to reduce their inventory levels.

From time to time, our retail customers may purchase more products than they expect to sell to consumers during a particular time period. Our retail customers may grow their inventory in anticipation of, or during, our promotional events, which typically provide for reduced prices during a specified time or other incentives. Our retail customers may also increase inventory in anticipation of a price increase for our products, or otherwise over-order our products as a result of overestimating demand for our products. If a retail customer increases its inventory during a particular reporting period as a result of a promotional event, anticipated price increase or otherwise, then our net sales during the subsequent reporting period may be adversely impacted as our retail customers seek to reduce their inventory to customary levels. This effect may be particularly pronounced when the promotional event, price increase or other event occurs near the end or beginning of a reporting period or when there are changes in the timing of a promotional event, price increase or similar event, as compared to the prior year. To the extent our retail customers seek to reduce their usual or customary inventory levels or change their practices regarding purchases in excess of consumer consumption, our net sales and results of operations may be materially adversely affected in that or subsequent periods.

We may be unsuccessful in opening new retail clinics, which could adversely affect our growth.

One of the key means to achieving our growth strategy is through opening new retail clinics, both wellness centers and mobile clinics, and operating those on a profitable basis. We opened 20 new wellness centers and 2 district offices in the first half of 2018. Our ability to open new retail clinics is dependent upon a number of factors, many of which are beyond our control, including our ability to:

∎	identify available and suitable retail partners;

∎	compete for sites;

∎	reach acceptable lease or host arrangement terms;

∎	hire, train, and retail the skilled veterinarians and skilled employees necessary to staff the clinics and wellness centers;

∎	obtain, in a timely manner and for an acceptable cost, required licenses, permits, and regulatory approvals;

∎	respond effectively to any changes in local, state, and federal law and regulations that adversely affect our ability to open new wellness centers or clinics; and

∎	control construction and other launch costs to open the wellness centers and clinics.

There is no guarantee that a sufficient number of suitable sites or hosts will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan. If we are unable to open new clinics and wellness centers, or if openings are significantly delayed, our earnings or revenue growth and our business could be materially and adversely affected, as we expect a portion of our growth to come from new locations.

As part of our longer-term growth strategy, we may enter into geographic markets in which we have little or no prior operating history. The challenges of entering new markets include (i) difficulties in hiring experienced personnel, (ii) unfamiliarity with local real estate markets and demographics, (iii) consumer unfamiliarity with our brand, and (iv) competitive and economic conditions, and discretionary spending patterns that are different from and more difficult to predict or satisfy than in our existing markets. Consumer recognition of our brand has been important for our success in our existing markets. In addition, clinics and wellness centers that we open in new markets may take longer to reach expected sales and profit levels on a consistent basis, and may have higher construction, occupancy, and operating costs, than clinics and wellness centers that we open in existing markets, thereby affecting our overall profitability. Any failure on our part to recognize or respond to these challenges may adversely affect the success of any new clinics and wellness centers. Expanding our services segment could require the implementation, expense, and successful management of enhanced business support systems, management information systems, and financial controls, as well as additional staffing, and capital expenditures and working capital.

Failure by us to effectively execute on our rationalization plan with respect to our Services segment could result in total costs that are greater than expected or otherwise harm our business.

In April 2018, as part of the integration of VIP operations, the Company implemented a rationalization plan with respect to its Services segment. The plan resulted in the Company discontinuing underperforming mobile clinics and reducing headcount associated with those clinics. The Company incurred reorganization expenses related to severance, and contract termination costs associated with the rationalization primarily during the second quarter of 2018. Risks associated with this rationalization plan could include delays in implementation, changes in plans that increase or decrease the number of employees affected, adverse effects on employee morale, and increased costs any of which may impair our ability to achieve anticipated cost reductions or otherwise harm our business.

We may not be able to manage our manufacturing and supply chain effectively, which may adversely affect our results of operations.

We must accurately forecast demand for all of our products in order to ensure that we have enough products available to meet the needs of our retail customers. Our forecasts are based on multiple assumptions that may cause our estimates to be inaccurate and affect our ability to obtain adequate manufacturing capacity (whether our own manufacturing capacity or contract manufacturing capacity) in order to meet the demand for our proprietary value-branded products, which could prevent us from meeting increased retail customer or consumer demand and harm our brand, our sub-brands and our business. If we do not accurately align our manufacturing capabilities with demand, our business, financial condition and results of operations may be materially adversely affected.

If for any reason we were to change any one of our contract manufacturers, we could face difficulties that might adversely affect our ability to maintain an adequate supply of our proprietary value-branded products, and we would incur costs and expend resources in the course of making the change. Moreover, we might not be able to obtain terms as favorable as those received from our current contract manufacturers, which in turn would increase our costs.

In addition, we must continuously monitor our inventory and product mix against forecasted demand. If we underestimate demand, we risk having inadequate supplies. We also face the risk of having too much inventory on hand that may reach its expiration date and become unsalable, and we may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If we are unable to manage our supply chain effectively, our operating costs could increase and our profit margins could decrease.

We rely on our contract manufacturing partners to produce a portion of our products and disruptions in our contract manufacturers’ systems or events outside our control could increase our cost of sales, adversely affect our net sales and injure our reputation and customer relationships, thereby harming our business.

We have agreements with contract manufacturers, who produce a portion of our proprietary value-branded products. The loss of any of these contract manufacturers or the failure for any reason of any of these contract manufacturers to fulfill their obligations under their agreements with us, including a failure to meet our quality controls and standards, may result in disruptions to our supply of products. We may be unable to locate an additional or alternate contract manufacturing arrangement in a timely manner or on commercially reasonable terms, if at all. Identifying a suitable manufacturer is an involved process that requires us to become satisfied with the prospective manufacturer’s level of expertise, quality control, responsiveness and service, financial stability and labor practices.

Moreover, in the event of a disruption in our contract manufacturers’ systems, we may be unable to locate alternative manufacturers of comparable quality at an acceptable price, or at all. The manufacture of our products may not be easily transferable to other sites in the event that any of our contract manufacturers experience breakdown, failure or substandard performance of equipment, disruption of supply or shortages of raw materials and other supplies, labor problems, power outages, adverse weather conditions and natural disasters or the need to comply with environmental and other directives of governmental agencies. From time to time, a contract manufacturer may experience financial difficulties, bankruptcy or other business disruptions, which could disrupt our supply of products or require that we incur additional expense by providing financial accommodations to the contract manufacturer or taking other steps to seek to minimize or avoid supply disruption, such as establishing a new contract manufacturing arrangement with another provider. Any delay, interruption or increased cost in the proprietary value-branded products that might occur for any reason could affect our ability to meet customer demand for our products, adversely affect our net sales, increase our cost of sales and hurt our results of operations. In addition, manufacturing disruption could injure our reputation and customer relationships, thereby harming our business.

We currently purchase our distributed Rx and OTC medications from manufacturers and licensed distributors. We do not have any guaranteed supply of medications at any pre-established prices.

We cannot guarantee that we will be able to purchase an adequate supply of Rx and OTC medications from manufacturers and licensed distributors to meet our customers’ demands, or that we will be able to purchase these medications at competitive prices. As these medications represent a significant portion of our net sales, our failure to fill customer orders for these medications could adversely impact our net sales. If we are forced to pay higher prices for these medications to ensure an adequate supply, we cannot guarantee that we will be able to pass along to our customers any increases in the prices we pay for these medications. Additionally, in the event that the manufacturers of these Rx and OTC medications take action to prohibit our licensed distributors from selling such medications to us entirely, or dictate the pricing at which our licensed distributors sell such medications to us or that our retail customers sell such medications to end consumers, our financial condition and results of operations could be materially and adversely affected.

If any of our independent transportation providers experience delays or disruptions, our business could be adversely affected.

We currently rely on independent transportation service providers both to ship products to our manufacturing and distribution warehouses from our third-party suppliers and contract manufacturers and to ship products from our manufacturing and distribution warehouses to our retail customers. Our utilization of these delivery services, or those of any other shipping companies that we may elect to use, is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact the shipping company’s ability to provide delivery services sufficient to meet our shipping needs. If any of the foregoing occurs, our business, financial condition and results of operations may be materially adversely affected.

The growth of our business depends in part on our ability to introduce new products and improve existing products, and our research and development and partnership efforts may fail to generate new product developments.

A key element of our growth strategy depends on both our existing product portfolio and our ability to develop and market new products and improvements to our existing products, including those that we may develop through partnerships. The success of our innovation and product development efforts is affected by the technical capability of our product development staff and third-party consultants in developing and testing new products, including complying with governmental regulations, our attractiveness as a partner for outside research and development scientists and entrepreneurs and the success of our management and sales team in introducing and marketing new products.

We may be unable to determine with accuracy when or whether any of our products now under development will be approved or launched, and we may be unable to develop or otherwise acquire product candidates or products. Additionally, we cannot predict whether any such products, once launched, will be commercially successful. Furthermore, the timing and cost of our R&D initiatives may increase as a result of additional government regulation or otherwise, making it more time-consuming and/or costly to research, test and develop new products. If we are unable to successfully develop or otherwise acquire new products, our financial condition and results of operations may be materially adversely affected.

Failure to protect our intellectual property could harm our competitive position or require us to incur significant expenses to enforce our rights.

Our success depends in part on our ability to protect our intellectual property rights. Our trademarks such as “PetIQ,” “PetAction,” “Advecta,” “PetLock,” “HeartShield,” “TruProfen,” “Betsy Farms,” “Minties,” “Vera,” “Delightibiles,” “VetIQ” and others are valuable assets that support our brand, sub-brands and consumers’ perception of our products. We rely on trademark, copyright, trade secret, patent and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our trademarks, trade names, proprietary information, technologies and/or processes. Our non-disclosure agreements and confidentiality agreements may not effectively prevent disclosure of our proprietary information, technologies and processes and may not provide an adequate remedy in the event of unauthorized disclosure of such information, which could harm our competitive position. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for some of our intellectual property rights and trade secrets in foreign countries. We may need to engage in litigation or similar activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others. Any such litigation could require us to expend significant resources and divert the efforts and attention of our management and other personnel from our business operations. If we fail to protect our intellectual property, our business, financial condition and results of operations may be materially adversely affected.

We may be subject to intellectual property infringement claims or other allegations, which could result in substantial damages and diversion of management’s efforts and attention.

We have obligations to respect third-party intellectual property. The steps we take to prevent misappropriation, infringement or other violation of the intellectual property of others may not be successful. From time to time, third parties have asserted intellectual property infringement claims against us, our suppliers, or our retail customers and may continue to do so in the future. Although we believe that our products and manufacturing processes do not infringe in any material respect upon proprietary rights of other parties and/or that meritorious defenses would exist with respect to any assertions of infringement of other parties, we may from time to time be found to infringe on the proprietary rights. For example, patent applications in the United States and some foreign countries are generally not publicly disclosed until the patent application is published, and we may not be aware of currently filed patent applications that relate to our products or processes. If patents later issue on these applications, we may be found liable for subsequent infringement. Such claims that our products or processes infringe these rights, regardless of their merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. In part due to the complex technical issues and inherent uncertainties in intellectual property litigation, we cannot predict whether we will prevail in such proceedings. If such proceedings result in an adverse outcome, we could, among other things, be required to:

∎	Pay substantial damages (potentially treble damages in the United States);

∎	cease the manufacture, use or sale of the infringing products;

∎	discontinue the use of the infringing processes;

∎	expend significant resources to develop non-infringing processes;

∎	expend significant resources to litigate matters or to develop non-infringing processes; and

∎	enter into licensing arrangements with the third party claiming infringement, which may not be available on commercially reasonable terms, or may not be available at all.

If any of the foregoing occurs, our ability to compete could be affected and our business, financial condition and results of operations may be materially adversely affected.

Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations.

From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such allegations, claims and proceedings may be brought by third parties, including our customers, employees, governmental or regulatory bodies or competitors. Defending against such claims and proceedings, regardless of their merits or outcomes, is costly and time consuming and may divert management’s attention and personnel resources from our normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, our reputation could be affected and our business, financial condition and results of operations could be materially adversely affected.

A failure of one or more key information technology systems, networks or processes may materially adversely affect our ability to conduct our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business and results of operations to suffer.

In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of our information technology systems to perform as a result of any of these factors or our failure to effectively restore our systems or implement new systems could disrupt our entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information. Further, to the extent that we have customer information in our databases, any unauthorized disclosure of, or access to, such information could result in claims under data protection laws and regulations and could damage our reputation and result in lost sales. If any of these risks materialize, our reputation and our ability to conduct our business may be materially adversely affected.

We are subject to extensive and ongoing governmental regulation and we may incur material costs in order to comply with existing or future laws and regulations, and our failure to comply may result in enforcement, recalls and other adverse actions or significant penalties.

We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health and safety, natural resources and the environment. Our operations are subject to extensive and ongoing regulation by the FDA, EPA, the U.S. Department of Agriculture (the “USDA”), the Florida Department of Health and by various other federal, state, local and foreign authorities regarding the manufacturing, processing, packaging, storage, distribution, advertising, labeling and import and export of our products, including drug and food safety standards. Our operations also are subject to regulation regarding the availability and use of pesticides, emissions and discharges to the environment, and the treatment, handling, storage and disposal of materials and wastes. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly expensive. Costs of compliance, and the impacts on us of any non-compliance, with any such laws and regulations could materially adversely affect our business, financial condition and results of operations.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

∎	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

∎	fines, warning letters or holds on target animal studies;

∎	refusal by applicable regulatory authorities to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;

∎	product seizure or detention, or refusal to permit the import or export of products; and

∎	injunctions or the imposition of civil or criminal penalties.

Regulatory policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of any current or future product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business.

Our business is also affected by export and import controls and similar laws and regulations, both in the United States and elsewhere. Issues such as national security or health and safety, which may slow or otherwise restrict imports or exports, may adversely affect our business, financial condition and results of operations.

Violations of or liability under any of these laws and regulations may result in administrative, civil or criminal fines or penalties against us, revocation or modification of applicable permits, environmental investigations or remedial activities, voluntary or involuntary product recalls, warning or untitled letters or cease and desist orders against or restrictions on operations that are not in compliance, among other things. Liability may be imposed under some laws and regulations regardless of fault or knowledge and regardless of the legality of the original action. These laws and regulations, or their interpretation, may change in the future and we may incur (directly, or indirectly through our contract manufacturers) material costs to comply with current or future laws and regulations or in any required product recalls.

Certain states have laws, rules and regulations which require that veterinary medical practices be owned by licensed veterinarians and that corporations which are not owned by licensed veterinarians refrain from providing, or holding themselves out as providers of, veterinary medical care. We may experience difficulty in expanding our operations into other states or provinces with similar laws, rules and regulations. Although we have structured our operations to comply with our understanding of the veterinary medicine laws of each state and province in which we operate, interpretive legal precedent and regulatory guidance varies by jurisdiction and is often sparse and not fully developed. A determination that we are in violation of applicable restrictions on the practice of veterinary medicine in any jurisdiction in which we operate, could have a material adverse effect on us, particularly if we are unable to restructure our operations to comply with the requirements of that jurisdiction.

All of the states in which we operate impose various registration permit and/or licensing requirements. To fulfill these requirements, we have registered each of our facilities with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in our animal hospitals are required to maintain valid state licenses to practice.

Failure to comply with federal, state and international laws and regulations relating to permit and/or licensing requirements, or the expansion of existing or the enactment of new laws or regulation relating to permit and/or licensing requirements, could adversely affect our business and our financial condition.

We strive to comply with all applicable laws, regulations and other legal obligations relating to permit and/or licensing requirements. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. We cannot guarantee that our practices have complied, comply or will comply fully with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with our filed permits and licenses with any applicable federal, state or international related laws, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities. Any such claim, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations relating to permit and/or licensing requirements. In addition, various federal, state and foreign legislative and regulatory bodies may expand existing laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding permit and/or licensing requirements. Any such changes may force us to incur substantial costs or require us to change our business practices. This could compromise our ability to pursue our growth strategy effectively and may adversely affect our ability to acquire customers or otherwise harm our business, financial condition and results of operations.

If we fail to comply with governmental regulations applicable to our business, various governmental agencies may impose fines, institute litigation or preclude us from operating in certain states.

Certain states and provinces have laws, rules and regulations which require that veterinary medical practices be owned by licensed veterinarians and that corporations which are not owned by licensed veterinarians refrain from providing, or holding themselves out as providers of, veterinary medical care. We may experience difficulty in expanding our operations into other states or provinces with similar laws, rules and regulations. Although we have structured our operations to comply with our understanding of the veterinary medicine laws of each state in which we operate, interpretive legal precedent and regulatory guidance varies by jurisdiction and is often sparse and not fully developed. A determination that we are in violation of applicable restrictions on the practice of veterinary medicine in any jurisdiction in which we operate, could have a material adverse effect on us, particularly if we are unable to restructure our operations to comply with the requirements of that jurisdiction. All of the states in which we operate impose various registration requirements. To fulfill these requirements, we have registered each of our facilities with appropriate governmental agencies and, where required, have appointed a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in our animal hospitals are required to maintain valid state licenses to practice.

Our success depends on our ability to attract and retain key employees and the succession of senior management.

Our continued growth and success requires us to hire, retain and develop our leadership team. If we are unable to attract and retain talented, highly qualified senior management and other key executives, as well as provide for the succession of senior management, our growth and results of operations may be adversely impacted.

If our cash from operations is not sufficient to meet our current or future operating needs, expenditures and debt service obligations, our business, financial condition and results of operations may be materially adversely affected.

Our ability to generate cash to meet our operating needs, expenditures and debt service obligations will depend on our future performance and financial condition, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in costs, pricing, the success of product innovation and marketing, competitive pressure and consumer preferences. If our cash flow and capital resources are insufficient to fund our debt service obligations and other cash needs, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. Our credit facility restricts our ability to take these actions and we may not be able to affect any such alternative measures on commercially reasonable terms or at all. If we cannot make scheduled payments on our debt, the lenders under our senior secured credit facilities can terminate their commitments to loan money, can declare all outstanding principal and interest to be due and payable, foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. In addition, any downgrade of our debt ratings by any of the major rating agencies, which could result from our financial performance, acquisitions or other factors, would also negatively impact our access to additional debt financing (including leasing) or refinancing on favorable terms, or at all. Even if we are successful in taking any such alternative actions, such actions may not allow us to meet our scheduled debt service obligations and, as a result, our business, financial condition and results of operations may be materially adversely affected.

Risks Related to Our Company and Our Organizational Structure

Our principal asset is our interest in HoldCo, and, accordingly, we depend on distributions from HoldCo to pay our taxes and expenses. HoldCo’s ability to make such distributions may be subject to various limitations and restrictions.

We are a holding company and have no material assets other than our ownership of LLC Interests of HoldCo. As such, we have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of HoldCo and its subsidiaries and distributions we receive from HoldCo. There can be no assurance that our subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions.

HoldCo is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to any entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of LLC Interests, including us. Accordingly, we incur income taxes on our allocable share of any net taxable income of HoldCo. Under the terms of the HoldCo Agreement, HoldCo makes tax distributions to holders of LLC Interests, including us. These tax distributions are funded from available cash of HoldCo and its subsidiaries. These tax distributions are computed, for us, based on our actual tax liability as a result of the net taxable income allocated to us as a result of owning interests in HoldCo and, for all holders of LLC Interests other than us, based on the net taxable income of HoldCo allocated to such holder of LLC Interests multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual resident in New York, New York (taking into account the deductibility of state and local taxes. In addition to tax expenses, we also incur expenses related to our operations. We intend, as its managing member, to cause HoldCo to make cash distributions to the owners of LLC Interests in an amount sufficient to (i) fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses. However, HoldCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which HoldCo is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering HoldCo insolvent. Our credit agreement does not currently restrict our ability to make tax distributions, nor do we expect that it (or any successor thereto) should do so after the consummation of the offering. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. In addition, if HoldCo does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired.

If we are deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of HoldCo, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

As the sole managing member of HoldCo, we will control and operate HoldCo. On that basis, we believe that our interest in HoldCo is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of HoldCo, our interest in HoldCo could be deemed an “investment security” for purposes of the 1940 Act.

We and HoldCo intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the merger or acquisition of the Company more difficult without the approval of our board of directors. Among other things:

∎	a staggered board of directors;

∎	removal of directors, only for cause, by a supermajority of the voting power of stockholders entitled to vote;

∎	a provision denying stockholders the ability to call special meetings;

∎	a provision denying stockholders the ability to act by written consent;

∎	provisions waiving the corporate opportunity doctrine with respect to Certain Sponsors and their affiliates;

∎	advance notice requirements for stockholder proposals and nominations;

∎	amendment of our amended and restated charter by a supermajority of the voting power of stockholders entitled to vote; and

∎	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management, and may discourage, delay or prevent a transaction involving a change of control of our Company that is in the best interest of our stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. In addition, because we are incorporated in Delaware, we have opted out of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).

Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our Class A common stock, which may reduce its value.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxes by the U.S. federal, state and local tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

∎	changes in the valuation of our deferred tax assets and liabilities;

∎	expected timing and amount of the release of any tax valuation allowances;

∎	tax effects of stock-based compensation; or

∎	changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act, or TCJA, was signed into law, significantly reforming the U.S. Internal Revenue Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows for the expensing of capital expenditures, puts into effect the migration from a “worldwide” system of taxation to a territorial system and modifies or repeals many business deductions and credits. We continue to examine the impact the TCJA may have on our business. We currently expect to have minimal cash tax liability; will evaluate the effect of the TCJA on this expectation as well as its effect on our deferred tax assets. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions and recognized impacts could be materially different from current estimates based on our actual results and our further analysis of the new law. Our net deferred tax assets and liabilities have been revalued at the newly enacted U.S. corporate rate, and the impact recognized in our tax expense in the year of enactment.

Risks Related to Ownership of Our Class A Common Stock and This Offering

We have broad discretion in the use of the net proceeds from this offering.

HoldCo will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds.” You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. HoldCo might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If HoldCo does not invest or apply the net proceeds from this offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our stock price to decline. Pending their use, HoldCo may invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities with insignificant rates of return. These investments may not yield a favorable return to our stockholders.

ECP Helios Partners IV, L.P. and Eos Partners, L.P. (collectively, “Eos”) will have significant influence over us and their respective interests may conflict with yours in the future.

After giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), our equity sponsors, Eos, will beneficially own approximately 17.4% and 0%, respectively, of our outstanding Class A common stock and Class B common stock and approximately 12.8% of the total voting power. As a result, Eos has the ability to significantly influence all matters submitted to our stockholders for approval, including:

∎	changes to the composition of our board of directors, which has the authority to direct our business and appoint and remove our officers;

∎	proposed mergers, consolidations or other business combinations; and

∎	amendments to our certificate of incorporation and bylaws, which govern the rights attached to our shares of common stock.

In addition, one of our directors, Mark First, is affiliated with Eos.

This concentration of ownership of shares of our Class A common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of shares of our Class A common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our Class A common stock. The interests of Eos may not always coincide with the interests of the other holders of our Class A common stock. This concentration of ownership may also adversely affect our stock price.

In the ordinary course of their business activities, Eos and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. Our amended and restated certificate of incorporation provides that none of our equity sponsors, (including Eos), any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Each of our equity sponsors also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, any one of our equity sponsors may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

The Holders of our Class B common stock own LLC Interests in HoldCo, and have the right to redeem their interests in HoldCo for shares of Class A common stock or cash, which could dilute our Class A stockholders.

At June 30, 2018 we had an aggregate of 9,042,773 shares of Class A common stock issuable, at our election, upon redemption of HoldCo LLC Interests by holders of our Class B common stock. In connection with our IPO, we entered into the HoldCo LLC Agreement, and subject to certain restrictions set forth therein, the holders of our Class B common stock are entitled to have their LLC Interests redeemed from time to time at each of their options, at our election for Class A shares of common stock or cash. The holders of our Class B common stock may exercise their redemption rights for as long as their common units remain outstanding. We also have entered into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued upon such redemption will be eligible for resale, subject to certain limitations set forth therein.

The market price of shares of our Class A common stock may be volatile, which could cause the value of your investment to decline.

The market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Since our IPO, the closing price of our Class A common stock has ranged from $17.91 to $43.93. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A common stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly results of operations, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments and adverse publicity about our industry in or individual scandals, and in response the market price of shares of our Class A common stock could decrease significantly.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we have no current plans to pay cash dividends on our Class A common stock, stockholders may not receive any return on investment unless such holders sell their Class A common stock for a price greater than that which they paid for it.

We have no current plans to pay cash dividends on our Class A common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our senior secured credit facilities and other indebtedness we may incur, and such other factors as our board of directors may deem relevant.

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

After this offering we will have approximately 104,597,000 shares of Class A common stock authorized but unissued. Our amended and restated certificate of incorporation authorizes us to issue these shares of Class A common stock and options relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. We have 838,805 shares of Class A common stock available for issuance under the 2017 Omnibus Incentive Plan. Any common stock that we issue, including under the Omnibus Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

Future offerings of debt securities, which would rank senior to our Class A common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our Class A common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our Class A common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A common stock. Preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our Class A common stock in this offering bear the risk of our future offerings reducing the market price of our Class A common stock and diluting their ownership interest in our Company.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (i) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of the reduced disclosure requirements regarding executive compensation. In addition, we may take advantage of other exemptions, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act.

We may remain an “emerging growth company” until December 31, 2022, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (i) if we become a large accelerated filer, (ii) if our gross net sales exceeds $1.07 billion in any year or (3) if we issue more than $1.07 billion in non-convertible notes in any three-year period.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our Class A common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may decline and/or become more volatile.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until 2019. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of 2019 or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

USE OF PROCEEDS

The net proceeds to us from this offering will be $73.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. All of the net proceeds of this offering to purchase 2,000,000 LLC Interests from HoldCo at a price per LLC Interest equal to the public offering price per share of our Class A common stock, after deducting underwriting discounts and commissions. We intend to cause HoldCo to use the proceeds from the sale of the LLC Interests for working capital and other general corporate purposes.

We will not receive any proceeds from the sale of any shares of our Class A common stock by the selling stockholders.

MARKET PRICE OF COMMON STOCK

Since July 26, 2017, our Class A common stock has traded on The NADSAQ Global Select Market under the symbol “PETQ.” The following table sets forth for the periods indicated the high and low intra-day sale prices per share of our Class A common stock as reported on The NASDAQ Global Select Market:

	HIGH	LOW
2017
Period from July 26, 2017 to September 30, 2017	$28.23	$20.81
Fourth Quarter 2017	$27.76	$17.03
2018
First Quarter 2018	$27.75	$21.00
Second Quarter 2018	$27.00	$17.56
Third Quarter 2018 (through September 26, 2018)	$43.93	$24.70

On September 26, 2018, the last reported sale price of our Class A common stock on The NASDAQ Global Select Market was $40.77 per share. As of September 26, 2018, we had 42 holders of record of our Class A common stock. The actual number of holders of Class A common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and nominees. The number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have not historically, and have no current plans to pay cash dividends on our Class A common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our senior secured credit facilities and other indebtedness we may incur, and such other factors as our board of directors may deem relevant.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the current beneficial ownership of the selling stockholders, the number of shares of Class A common stock being offered by the selling stockholders hereby and information with respect to shares to be beneficially owned by the selling

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Class A common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of September 21, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted below, the address for persons listed in the table is c/o PetIQ, Inc., 923 S. Bridgeway Place, Eagle, Idaho 83616.

NAME OF BENEFICIAL OWNER	SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED PRIOR TO OFFERING		NUMBER OF SHARES OF CLASS A COMMON STOCK BEING OFFERED	SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED AFTER OFFERING (ASSUMING NO EXERCISE OF THE OPTION TO PURCHASE ADDITIONAL SHARES)		SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED AFTER OFFERING (ASSUMING FULL EXERCISE OF THE OPTION TO PURCHASE ADDITIONAL SHARES)
	NUMBER	PERCENTAGE(1)		NUMBER	PERCENTAGE	NUMBER	PERCENTAGE
ECP Helios Partners IV, L.P.(2)	4,470,531	17.4%	1,479,768	2,990,763	10.8%	2,922,844	10.5%
Eos Partners, L.P.(2)	840,992	3.3%	278,372	562,620	2.0%	549,843	2.0%
VIP Petcare Holdings, Inc.(3)(4)	4,040,000	15.7%	824,000	3,216,000	11.6%	2,613,666	9.4%
Christensen Ventures LLC(4)(5)	719,406	2.8%	100,000	619,406	2.2%	559,406	2.0%
Kennedy Family Investments, LLC(4)(6)	458,786	1.8%	151,860	306,926	1.1%	299,956	1.1%
The JNC 101 Trust(4)(7)	1,055,123	4.1%	166,000	889,123	3.2%	889,123	3.2%

(1)	The percentage of shares beneficially owned is based upon 25,766,664 shares of common stock outstanding as of September 21, 2018, comprised of 17,161,140 shares of Class A common stock and 8,605,524 shares of Class B common stock. The percentage of shares beneficially owned assumes that all shares of Class B common stock have been exchanged for Class A common stock.
(2)	ECP Helios Partners IV, L.P. and Eos Partners, L.P. are affiliates (collectively, the “Eos Funds”). As Managing Director of Eos Management, Mark First has voting and investment control over and may be considered the beneficial owner of the Class A common stock owned by the Eos Funds. Mr. First disclaims any beneficial ownership of the Class A common stock owned by the Eos Funds. The principal business address for the Eos Funds is 437 Madison Avenue, New York, NY 10022.
(3)	Will Santana, one of our directors, owns 50% of the equity interests of VIP Petcare Holdings, Inc.
(4)	Represents shares of Class B common stock. Each share of Class B common stock, together with an LLC Interest, can be exchanged for one share of Class A common stock at the option of the holder (an “Exchange”). This registration statement relates to the registration of Class A common stock received in an Exchange.
(5)	McCord Christensen, our Chief Executive Officer and one of our directors, is the manager of Christensen Ventures LLC (“Ventures”) and exercises voting and investment control over all shares held by Ventures. Also includes 51,351 exercisable options held by Mr. Christensen. Excludes 304,054 unvested options held by Mr. Christensen.
(6)	Ronald Kennedy, one of our directors, is the manager of Kennedy Family Investments, LLC (“Investments”) and exercises voting and investment control over the shares held by Investments.
(7)	Andrea Clarke, the wife of James Clarke, one of our directors, is the trustee of this trust.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our Class A common stock purchased in this offering, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and United States Treasury regulations, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. Those authorities may be changed or be subject to differing interpretations, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below and which may adversely affect a non-U.S. holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

Except where noted, this discussion deals only with common stock that is held as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to you in light of your particular circumstances. In addition, it does not address the 3.8% tax on net investment income nor does it address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

∎	United States expatriates and former citizens or long-term residents of the United States;

∎	persons subject to the alternative minimum tax;

∎

persons in special situations, such as persons who have elected to mark securities to market or persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

∎	persons subject to special tax accounting rules under Section 451(b) of the Code;

∎	banks, insurance companies, and other financial institutions;

∎	brokers, dealers or traders in securities;

∎	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

∎	partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

∎	tax-exempt organizations or governmental organizations;

∎	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

∎	regulated investment companies

∎	real estate investment trusts;

∎	persons who acquire shares of our Class A common stock as compensation or otherwise in connection with the performance of services; and

∎	tax-qualified retirement plans.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your own tax advisors.

This discussion is not tax advice. If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Definition of Non-U.S. Holder

A “non-U.S. holder” means any beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

∎	an individual citizen or resident of the United States;

∎

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate the income of which is subject to United States federal income taxation regardless of its source; or

∎

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A modified definition of “non-U.S. holder” applies for United States federal estate tax purposes (as discussed below).

Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will constitute a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated as a return of capital and first be applied against and reduce the adjusted tax basis of your Class A common stock (but not below zero). Any excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Sale or Other Taxable Disposition of Class A Common Stock”).

Dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided that you must provide a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification requirements in order to establish an exemption from this withholding. Instead, such dividends are subject to United States federal income tax on a net-income basis generally in the same manner as if you were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends, you will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that you are not a United States person as defined under the Code and are eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are passthrough entities rather than corporations or individuals.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a non-U.S. holder that provides an IRS form or that claims treaty benefits to provide its United States taxpayer identification number. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty but fail to timely furnish the required documentation, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the section entitled “—Additional Withholding Requirements.”

Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by you on the taxable disposition of our Class A common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for United States federal income tax purposes) generally will not be subject to United States federal income tax unless:

∎	the gain is effectively connected with a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

∎	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

∎	we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the net gain derived from the disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the disposition, which gain may be offset by United States-source capital losses, provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point above, we believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently a USRPHC or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Class A common stock by reason of our status as a USRPHC so long as (a) our Class A common stock is regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code and the Treasury Regulations issued thereunder) during the calendar year in which such sale, exchange or other taxable disposition of our Class A common stock occurs and (b) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Class A common stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our Class A common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Non-U.S. holders should consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Federal Estate Tax

Our Class A common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

Distributions paid to you and the amount of tax withheld, if any, with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or exchange of information agreement.

You may be subject to backup withholding on dividends paid to you unless you certify, on an applicable IRS Form W-8, under penalty of perjury that you are a non-U.S. person, or otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale or other disposition of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless you certify, on an applicable IRS Form W-8, under penalty of perjury that you are a non-U.S. person, or otherwise establish an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial United States ownership or operations generally will be treated in a manner similar to dispositions effected through a United States office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected through a non-U.S. office of a United States broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code, as modified by United States Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the United States and non-U.S. governments to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock, and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Accordingly, entities through which our Class A common stock is held may affect the determination of whether such withholding is required. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. The FATCA withholding tax will apply to all withholdable payments, however, without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or United States domestic law. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated September 26, 2018, among us, the selling stockholders and Jefferies LLC, as the representative of the underwriters named below, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the respective number of shares of Class A common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC	2,090,000
William Blair & Company, L.L.C.	1,567,500
Oppenheimer & Co. Inc.	447,500
Raymond James & Associates, Inc.	447,500
SunTrust Robinson Humphrey, Inc.	447,500

Total	5,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of Class A common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A common stock, that you will be able to sell any of the Class A common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares of Class A common stock from us and the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $1.1115 per share. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we and the selling stockholders are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from any of the selling stockholders.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public Offering Price	$39.00	$39.00	$195,000,000	$224,250,000
Underwriting discounts and commissions paid by us	$1.8525	$1.8525	$3,705,000	$3,705,000
Proceeds to us, before expenses	$37.1475	$37.1475	$74,295,000	$74,295,000
Underwriting discounts and commissions paid by the selling stockholders	$1.8525	$1.8525	$5,557,500	$6,946,875
Proceeds to the selling stockholders, before expenses	$37.1475	$37.1475	$111,442,500	$139,303,125

We estimate expenses payable by us in connection with this offering, including reimbursement of expenses to the selling stockholders, other than the underwriting discounts and commissions referred to above, will be approximately $675,000, including reimbursement to the underwriters for certain of their expenses in an amount up to $30,000.

Listing

Our Class A common stock is listed on The NASDAQ Global Select Market under the trading symbol “PETQ”.

Stamp Taxes

If you purchase shares of Class A common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

Certain selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 shares from such selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase from such selling stockholders a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We, our executive officers, directors and the selling stockholders and their affiliates that directly own our Class A common stock have agreed, subject to specified exceptions, not to directly or indirectly:

∎

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or

∎

otherwise dispose of any shares of Class A common stock, options or warrants to acquire shares of Class A common stock, or securities exchangeable or exercisable for or convertible into shares of Class A common stock currently or hereafter owned either of record or beneficially, or

∎	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC.

The foregoing restrictions do not apply to:

∎	the sale of Class A common stock pursuant to this offering;

∎

sales of shares of Class A common stock or other securities acquired in open market transactions after completion of this offering; provided that any such sale does not require a filing pursuant to Section 16(a) of the Exchange Act and no such filing shall be made voluntarily;

∎

sales or transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of Class A common stock and involving a change or control of the Company; and

∎

other customary exceptions, including (A) transfers of shares of Class A common stock or any securities convertible into Class A common stock by our executive officers, directors and the selling stockholders and their affiliates that directly own our Class A common stock (i) as bona fide gifts, (ii) by will or intestacy or (iii) to limited partners, members, subsidiaries, stockholders, affiliates or controlled or managed investment funds; provided that any transferee pursuant to clauses (i), (ii) or (iii) agrees to the applicable lock-up restrictions and that any such transfer does not require a filing pursuant to Section 16(a) of the Exchange Act other than on a Form 5 and no such filing shall be made voluntarily and (B) issuances by us of shares of our common stock in connection with an acquisition or strategic investment as long as the aggregate number of shares of common stock issued does not exceed 5% of the number of shares of common stock outstanding immediately after the issuance and sale by us of the shares of Class A common stock offered pursuant to this prospectus supplement; provided the recipient agrees to the applicable lock-up restrictions.

Certain of our executive officers and holders of more than 5% of our common stock will have the ability to sell shares of our Class A common stock under trading plans pursuant to Rule 10b5-1 under the Exchange Act established or reinstated 30 days after the date of this prospectus supplement.

This restriction terminates after the close of trading of the Class A common stock on and including the 90th day after the date of this prospectus supplement. Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our Class A common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A common stock or purchasing shares of our Class A common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our Class A common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A common stock. A syndicate covering transaction is the bid for or the purchase of shares of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, any of the selling stockholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our Class A common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our Class A common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Class A common stock offered hereby. Any such short positions could adversely affect future trading prices of the Class A common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Canadian Residents

Resale Restrictions

The distribution of the shares of Class A common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of Class A common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.:

Representations of Canadian Purchasers

By purchasing the shares of Class A common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the shares of Class A common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

∎	where required by law, the purchaser is purchasing as principal and not as agent, and

∎	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that each of Jefferies LLC and William Blair & Company, L.L.C., is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the shares of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of Class A common stock in their particular circumstances and about the eligibility of the shares of Class A common stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares of our Class A common stock has not been made and may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our Class A common stock which has been approved by the competent authority in that Relevant Member

State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Jefferies LLC and William Blair & Company, L.L.C. for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed with Jefferies LLC and William Blair & Company, L.L.C. and us that it is a qualified investor within the meaning of the law of the Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive or any measure implementing the Prospectus Directive in any Relevant Member State.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares of our Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares of our Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of Jefferies LLC has been obtained to each such proposed offer or resale. We, Jefferies LLC and William Blair & Company, L.L.C. and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified Jefferies LLC and William Blair & Company, L.L.C. of such fact in writing may, with the prior consent of Jefferies LLC and William Blair & Company, L.L.C., be permitted to acquire shares of our Class A common stock in the offer.

United Kingdom

Each underwriter:

∎

has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the sale or issue of common stock in circumstances in which section 21 of FSMA does not apply to such underwriter; and

∎

has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from, or otherwise involving the United Kingdom.

This prospectus is directed solely at persons (i) who are outside the United Kingdom or (ii) in the United Kingdom, who: (A) have professional experience in matters relating to investments and who fall within the definition of

“investment professionals” in Article 19(5) of the Financial Services and Markets Act (Financial Promotion) Order 2005 (the “Order”) (B) are high net worth entities and other persons falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Accordingly, by accepting delivery of this prospectus, the recipient warrants and acknowledges that it is such a relevant person. This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in with relevant persons only.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the shares have been or will be filed with or approved by any Swiss regulatory authority. The shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the shares will not benefit from protection or supervision by such authority.

LEGAL MATTERS

Winston & Strawn LLC, Chicago, Illinois, will issue an opinion with respect to the validity of the issuance of the securities being offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Chicago, Illinois and for the selling stockholders by Winston & Strawn LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of PetIQ, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Community Veterinary Clinics, LLC d/b/a VIP Petcare incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K/A filed on April 2, 2018 have been audited by BPM LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below:

∎	our Annual Report on Form 10-K for the year ended December 31, 2017;

∎	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

∎	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018;

∎

our Current Reports on Form 8-K filed with the SEC on January 8, 2018 (with respect to Item 1.01 only), January 23, 2018 (as amended by Form 8-K/A filed on April 2, 2018), March 9, 2018, March 19, 2018, June 1, 2018 and September 20, 2018; and

∎	the description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on July 20, 2017.

All documents that we file (but not those that we furnish) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before all of the securities offered by this prospectus supplement are sold are incorporated by reference in this prospectus supplement from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: PetIQ, Inc., 923 S. Bridgeway Pl., Eagle, Idaho 83616, phone number (208) 939-8900.

Information contained on our website, http://www.petiq.com, is not a prospectus and does not constitute part of this prospectus supplement.

PROSPECTUS

$100,000,000

PETIQ, INC.

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

12,079,989 shares of Class A common stock

offered by selling stockholders

We may offer and sell, at any time and from time to time, in one or more offerings, up to a total dollar amount of $100,000,000 of any of the following securities:

∎	Class A common stock, $0.001 par value per share (the “Class A common stock”);

∎	preferred stock;

∎	debt securities;

∎	warrants; and

∎	subscription rights.

Selling stockholders described in this prospectus may offer and sell, at any time and from time to time, in one or more offerings, up to 12,079,989 shares of Class A common stock, including (i) 5,311,523 shares of Class A common stock beneficially owned by the selling stockholders named herein and (ii) 6,768,466 shares of Class A common stock that may be issued upon exchange of membership units (the “LLC Interests”) of PetIQ Holdings, LLC (“Holdco”) with an equal number of shares of Class B common stock, $0.001 par value per share (the “Class B common stock”).

When we use the term “securities” in this prospectus, we mean any of the securities we or the selling stockholders may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 22 of this prospectus.

If any securities are to be listed or quoted on a securities exchange or quotation system, our prospectus supplement will say so. Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “PETQ.”

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 2 of this prospectus, in our other filings with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus up to a total dollar amount of $100,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. In addition, the selling stockholders described in this prospectus may offer and sell, at any time and from time to time, in one or more offerings, up to a total of 12,079,989 shares of Class A common stock.

This prospectus provides you with only a general description of the securities we and the selling stockholders may offer. It is not meant to be a complete description of any security. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we or the selling stockholders may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated or the context otherwise requires, all references to “PetIQ,” “Company,” “Registrant,” “we,” “our,” “ours” and “us” refer to PetIQ, Inc. and its subsidiaries, including PetIQ Holdings, LLC, a Delaware limited liability company, which we refer to as “Holdco,” and PetIQ LLC, an Idaho limited liability company, which we refer to as “Opco.” We are the sole managing member of Holdco, which is the sole member of Opco and, through Holdco, operate and control all of the business and affairs of Opco and conduct the business now conducted by Opco and its subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

ABOUT PETIQ, INC.

PetIQ is a leading, rapidly growing pet health and wellness company. Through over 40,000 points of distribution across retail and e-commerce channels, PetIQ and VIP Petcare, a wholly-owned subsidiary, have a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services. We believe that pets are an important part of the family and deserve the best products and care we can give them.

Our principal executive offices are located at 923 S. Bridgeway Pl., Eagle, Idaho 83616, and our telephone number at this address is (208) 939-8900.

RISK FACTORS

Investing in the securities offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2018 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any prospectus supplement relating to a specific security. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information” on page 26 of this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference may include forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Examples of forward-looking statements include, without limitation:

∎	statements regarding our strategies, results of operations or liquidity;

∎	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

∎	statements of management’s goals and objectives; and

∎	assumptions underlying statements regarding us or our business.

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our ability to successfully grow our business through acquisitions; our ability to integrate, manage and expand VIP’s business; and our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to achieve or sustain profitability; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; our ability to open new retail clinics; failure to effectively execute on our Services segment rationalization plans; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; and our ability to keep and retain key employees.

Given these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement will be used for working capital and other general corporate purposes. We will have significant discretion in the use of any net proceeds. General corporate purposes may include, but are not limited to:

∎	the financing of possible acquisitions or business expansion;

∎	capital expenditures; or

∎	the repayment or refinancing of debt.

The net proceeds from the sale of securities may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. When particular securities are offered, we will describe in the applicable prospectus supplement our intended use for the net proceeds received from the sale of such securities.

We will not receive any proceeds from any sale of our Class A common stock by the selling stockholders.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

SELLING STOCKHOLDERS

The selling stockholders named below may offer to sell from time to time pursuant to this prospectus up to an aggregate of 12,079,989 shares of Class A common stock, including (i) 5,311,523 shares of Class A common stock beneficially owned by the selling stockholders named below, and (ii) 6,768,466 shares of Class A common stock that may be issued upon exchange of LLC Interests with an equal number of shares of Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of September 4, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted below, the address for persons listed in the table is c/o PetIQ, Inc., 923 S. Bridgeway Place, Eagle, Idaho 83616.

Name of Selling Stockholder	SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED PRIOR TO THIS OFFERING			NUMBER OF SHARES OF CLASS A COMMON STOCK BEING OFFERED	BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AFTER REGISTRATION ASSUMING ALL SHARES ARE SOLD
	NUMBER		PERCENTAGE(1)		NUMBER	PERCENTAGE
Eos Helios Partners IV, L.P. (2)	4,470,531		17.4%	4,470,531	—	—
Eos Partners, L.P. (2)	840,992		3.4%	840,992	—	—
VIP Petcare Holdings, Inc. (3)(4)	4,120,000		16.0%	4,120,000	—	—
Christensen Ventures LLC (4)(5)	719,406		2.8%	250,000	469,406	1.8%
Kennedy Family Investments, LLC (4)(6)	458,786		1.8%	458,786	—	—
Labore et Honore LLC (4)(7)	353,703		1.4%	353,703	—	—
Clarke Capital Partners LLC (4)(8)	71,022	*	*	71,022	—	—
Andrea M. Clarke Revocable Trust (4)(8)	239,916	*	*	239,916	—	—
James M. Clarke Revocable Trust (4)(9)	239,916	*	*	239,916	—	—
The JNC 101 Trust (4)(9)	1,055,123		4.1%	1,055,123	—	—

*	Less than 1%
(1)	The percentage of shares beneficially owned is based upon 25,764,869 shares of common stock outstanding as of September 4, 2018, comprised of 17,159,345 shares of Class A common stock and 8,605,524 shares of Class B common stock. The percentage of shares beneficially owned assumes that all shares of Class B common stock have been exchanged for Class A common stock.
(2)	Eos Helios Partners IV, L.P. and Eos Partners, L.P. are affiliates (collectively, the “Eos Funds”). As Managing Director of Eos Management, Mark First has voting and investment control over and may be considered the beneficial owner of the Class A common stock owned by the Eos Funds. Mr. First disclaims any beneficial ownership of the Class A common stock owned by the Eos Funds. The principal business address for the Eos Funds is 437 Madison Avenue, New York, NY 10022.
(3)	Will Santana, one of our directors, owns 50% of the equity interests of VIP Petcare Holdings, Inc.
(4)	Represents shares of Class B common stock. Each share of Class B common stock, together with an LLC Interest, can be exchanged for one share of Class A common stock at the option of the holder (an “Exchange”). This registration statement relates to the registration of Class A common stock received in an Exchange.
(5)	McCord Christensen, our Chief Executive Officer and one of our directors, is the manager of Christensen Ventures LLC (“Ventures”) and exercises voting and investment control over all shares held by Ventures. Also includes 51,351 exercisable options held by Mr. Christensen. Excludes 304,054 unvested options.
(6)	Ronald Kennedy, one of our directors, is the manager of Kennedy Family Investments, LLC (“Investments”) and exercises voting and investment control over the shares held by Investments.
(7)	James Clarke, one of our directors, is the Manager of Clarke Capital Partners LLC and Labore et Honore LLC (the “Clarke Capital Entities”) and has voting and investment control over and may be deemed to be the beneficial owner of the shares of Class B common stock held by the Clarke Capital Entities.
(8)	Mr. Clarke is the trustee of this trust.
(9)	Andrea Clarke, the wife of Mr. Clarke, is the trustee of this trust.

Material Relationships with Selling Stockholders

Registration Rights Agreements

In connection with our initial public offering (the “IPO”), we entered into a Registration Rights Agreement (the “IPO Registration Rights Agreement”) with certain pre-IPO Holdco owners, some of which received Class B common stock in connection with the IPO (such holders, the “Continuing LLC Owners”) and some of which received Class A common stock in connection with the IPO (such holders, the “C-Corp LLC Owner Parents” and, collectively with the Continuing LLC Owners, the “Holders”). In addition, in connection with our acquisition of VIP, we entered into a registration rights agreement (the “VIP Registration Rights Agreement” and together with the IPO Registration Rights Agreement, the “Registration Rights Agreements”) giving certain registration rights to the VIP holders (the “VIP Holders”) named therein.

Registration Rights

Exchange Rights: Pursuant to the IPO Registration Rights Agreement, we are obligated to file a registration statement for all shares of Class A common stock issuable upon exchange of the shares of Class B common stock held by Continuing LLC Owners. This requirement is limited to Continuing LLC Owners that are unable to sell such securities (including shares of Class A common stock issuable upon exchange of Class B common stock) under Rule 144 without any restrictions on transfer.

Demand Registration Rights. Pursuant to the Registration Rights Agreement, each C-Corp LLC Owner Parent has the right to make a written request from time to time that we register all or part of the Class A common stock held by such C-Corp LLC Owner Parent. Upon receipt of such a request, we are required to file, as promptly as practicable, a registration statement covering such registrable securities, so long as the value of the registrable securities is at least $20,000,000.

Piggyback Registration Rights. Pursuant to the Registration Rights Agreements, if we at any time propose to file a registration statement under the Securities Act or to conduct a public offering with respect to any offering of our equity securities for our own account or for the account of any other persons, including pursuant to the Registration Rights Agreement, we must notify all Holders and VIP Holders of their opportunity to register under such registration statement, or to sell in such public offering, such number of registrable securities as each such Holder and VIP Holders may request.

Form S-3 Registration Rights. Pursuant to the IPO Registration Rights Agreement, we must undertake to file a shelf registration statement as soon as we meet the applicable eligibility criteria and to use commercially reasonable efforts to have the shelf registration statement declared effective as soon as practicable and to remain effective in order to register the exchange of Class B common stock for shares of Class A common stock by certain Continuing LLC Owners from time to time so long as the aggregate offering price to the public is at least $10,000,000.

Shelf Takedown Rights. Pursuant to the IPO Registration Rights Agreement, so long as we have in place an effective shelf registration statement, each C-Corp LLC Owner Parent has the right to make a written request from time to time that we effect a public offering, including an underwritten shelf takedown, of all or a portion of such C-Corp LLC Owner Parent’s securities that are registered on such shelf registration statement, so long as the value of the registrable securities proposed to be sold is at least $10,000,000.

Expenses of Registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the Registration Rights Agreements.

MANAGEMENT

The following table provides information with respect to our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
McCord Christensen	46	Chief Executive Officer and Chairman
John Newland	55	Chief Financial Officer and Secretary
Gary Michael	78	Director
Mark First	53	Lead Independent Director
James Clarke	45	Director
Ronald Kennedy	71	Director
Susan Sholtis (1)	52	Director
Larry Bird	64	Director
Will Santana	45	Director

(1)	Ms. Sholtis has tendered her resignation as a member of the Board effective October 1, 2018 and has been appointed to serve as the President of the Company as of that date.

McCord Christensen. Mr. Christensen co-founded PetIQ in 2010 and has served as our Chief Executive Officer since our inception and as Chairman of our Board since our IPO. In addition to his leadership responsibilities as Chairman and CEO, Mr. Christensen’s expertise in retail and consumer products has enabled PetIQ to deliver targeted and well-executed commercial programs and products across the retail industry. Prior to founding PetIQ, Mr. Christensen gained extensive retail and management experience working at Albertson’s and as an executive in consumer product companies selling to leading U.S. retailers. Mr. Christensen filed for personal bankruptcy in 2010 as the result of personal guarantees of real estate investments made prior to the 2008 recession and civil claims of $6.7 million made against him by the bankruptcy trustee for companies affiliated with Thomas Petters. Mr. Christensen worked for and invested in these companies before becoming aware of the fraudulent activities that resulted in Mr. Petters’ conviction. Mr. Christensen was discharged of all such claims in 2011. In 2010, Mr. Christensen and others consented to the entry of an Agreement and Order by the State of Idaho, Department of Finance, Securities Bureau in connection with the sale between 2005 and 2008 of unregistered promissory notes of a real estate company of which Mr. Christensen was the co-manager. The Agreement and Order does not include any allegation of fraud or wrongful nondisclosure and was settled with the payment of a $15,000 fine. Mr. Christensen holds a Bachelor of Science in Finance from Boise State University. We believe Mr. Christensen’s qualifications to serve as a director of our Company include his role of Chief Executive Officer of the Company, his experience in the consumer and retail industries, his expertise in corporate strategy and development and his demonstrated business acumen.

John Newland. Mr. Newland has served as our Chief Financial Officer since 2014 and as our Corporate Secretary since 2015. Since joining PetIQ, Mr. Newland facilitated the move from a regional auditor to KPMG, implemented enhanced control systems and standards across the company and upgraded our finance and operations organizations. Prior to joining PetIQ, Mr. Newland gained extensive retail and consumer products experience working for Albertson’s, Inc. and SuperValu, Inc. in a range of finance roles. Mr. Newland is a retired fighter pilot and Commander in the Idaho Air National Guard, where he served from 1985 to 2013. Mr. Newland holds a Bachelor of Science degree in corporate finance from the University of Idaho and is a graduate of the United States Air Force Air War College.

Gary Michael. Mr. Michael served as the Chairman of the Board and Chief Executive Officer of Albertson’s Inc. from 1991 to 2001. Mr. Michael served as the Chairman of The Federal Reserve Bank of San Francisco from 1997 to 2000 and as a Director from 1994 to 2000. Mr. Michael currently serves on the boards of Bodega Latina Corp., Northwest Bank, Western Capital Corp. and the JA and Kathryn Albertson Family Foundation. In addition, Mr. Michael currently serves as the Commissioner of the Idaho Lottery and the Idaho

State Treasurer’s Investment Review Committee. Previously, Mr. Michael was on the boards of The Clorox Company, Questar, Inc., Boise Cascade Corp., Office Max, Inc., Caesars Entertainment, Graham Packaging, Inc., Idaho Power Company and Idacorp. He was also the President of the University of Idaho from 2003 to 2004. Mr. Michael holds a Bachelor of Science in Accounting from the University of Idaho. We believe Mr. Michael’s qualifications to serve on our board include his demonstrated business and financial acumen and his experience on other public company boards of directors, including audit committee service.

Mark First. Mr. First has served as the lead independent director of the Company since our IPO. Mr. First is a Managing Director of Eos Management, L.P., an affiliate of Eos Capital Partners IV, L.P. and Eos Partners, L.P. (the “Eos Funds”), where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co. Incorporated from August 1991 until March 1994. Mr. First is a director of several privately owned companies and has been a director of Addus HomeCare, Inc. since 2009. Mr. First holds a Bachelor of Science from The Wharton School of the University of Pennsylvania and a Master of Business Administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our Company include his experience in business, corporate strategy and investment matters.

James N. Clarke. Mr. Clarke has served as a director since our IPO. Prior to our IPO, Mr. Clarke served as a member of PetIQ Holdings, LLC’s board of managers from 2012 until July 2017, serving as the board of managers’ chairman from 2012 until 2015. From 2011 until the formation of PetIQ Holdings, LLC in 2012, Mr. Clarke served as the chairman of PetIQ, LLC. Mr. Clarke is Chief Executive Officer and Managing Partner of Clarke Capital Partners, a growth equity and alternatives-focused family office, where he has served since 2011. Mr. Clarke is a director of several privately owned companies and non-profit organizations. Mr. Clarke is a Governor-appointed Trustee and Foundation Chair at Utah Valley University and also serves as the Chairman of the board of managers of Curza Global, LLC, a small-molecule drug development company focused on infectious diseases and oncology. Mr. Clarke is an alumnus of Brigham Young University and holds a Master of Management from the University of Oxford. We believe Mr. Clarke’s qualifications to serve as a director of our Company include his business experience, particularly as it relates to corporate strategy and investment matters, as well as his familiarity with PetIQ’s business and the industry in which we operate.

Ronald Kennedy. Mr. Kennedy has served as a director since our IPO. Prior to our IPO, Mr. Kennedy served as a member of PetIQ Holdings, LLC’s board of managers from May 2012 until July 2017. From 2010 until the formation of PetIQ Holdings, LLC in 2012, Mr. Kennedy served as a director of PetIQ, LLC. Mr. Kennedy is the owner of the investment firm Kennedy Ventures and a founder of Western Benefit Solutions, an employee benefits consulting firm, which he sold in 2010. He was a board member of Ameriben, Inc., a human resource consulting and benefits administration service company until 2014. Mr. Kennedy holds a Bachelor of Science in Business Administration from Brigham Young University and a Master of Business Administration from Arizona State University. We believe Mr. Kennedy’s qualifications to serve as a director of our Company include his experience in corporate strategy, investment matters and corporate leadership.

Susan Sholtis. Ms. Sholtis has served as a director since March 2018. Ms. Sholtis tendered her resignation as a director effective October 1, 2018 and has been appointed to serve as President of the Company as of that date. Prior to her appointment as President, Ms. Sholtis served as Global Marketing Head in the Health Division at Reckitt Benckiser since 2017. From 2016 to 2017, Ms. Sholtis served as Head of North America Commercial Operations at Merial and was responsible for transitioning North America operations to Merial’s new owner, Boehringer Ingelheim. Prior to that, from 2006 to 2016, Ms. Sholtis served in a number of positions at Mead Johnson Nutrition, most recently as Head of Global Marketing. Ms. Sholtis earned a Bachelor’s degree from Butler University and a Masters of Business Administration from Emory University.

Larry Bird. Mr. Bird has served as a director and as a member of the Company’s Audit Committee since March 2018. Mr. Bird served as Senior Audit Partner at Deloitte & Touche LLP until his retirement on June 3, 2017. As a Deloitte Audit Partner since 1989, Mr. Bird was actively engaged as the Lead Audit Partner responsible for planning and supervising audits for larger private companies and PCAOB Integrated Audits for publicly held companies spanning a variety of industries. Mr. Bird earned a Bachelor of Business Administration from the Idaho State University College of Business. We believe that Mr. Bird’s qualifications to serve as a director of our Company include his extensive financial acumen and detailed experience as Lead Audit Partner in a variety of industries.

Will Santana. Mr. Santana as served as a director since January 2018 in connection with the VIP Acquisition. Mr. Santana was appointed to the Board pursuant to the terms of the Purchase Agreement by which the VIP Acquisition was effected and currently serves as the Company’s Executive Vice President, with the principal responsibility of overseeing VIP. Prior to joining the Company, Mr. Santana served as the Chief Executive Officer of VIP since founding the company in 1997. We believe Mr. Santana’s qualifications to serve as a director of our Company include his experience in business, particularly his extensive leadership experience at VIP.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our capital stock and of certain provisions of Delaware law are subject to and qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate”) and our Bylaws (the “Bylaws”) and the Registration Rights Agreements (defined below). Copies of the Certificate, the Bylaws and the Registration Rights Agreements have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 225,000,000 shares of common stock, par value $0.001 per share, and 12,500,000 shares of preferred stock, par value $0.001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 125,000,000 shares and our authorized Class B common stock consists of 100,000,000 shares.

As of September 4, 2018, there were 25,764,869 shares of common stock outstanding, comprised of 17,159,345 shares of Class A common stock and 8,605,524 shares of Class B common stock.

Class A Common Stock

Voting Rights

Holders of our Class A common stock are entitled to cast one vote per share. Holders of our Class A common stock are not entitled to cumulate their votes. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the Certificate must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class.

Dividend Rights

Holders of Class A common stock share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights

On our liquidation, dissolution or winding up, each holder of Class A common stock is entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other Matters

No shares of Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. All of the outstanding shares of Class A common stock are validly issued, fully paid and non-assessable. The rights powers, preferences and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Issuance of Class B Common Stock with LLC Interests

Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Shares of Class B common stock will be cancelled on a one-for-one basis upon the exchange of LLC Interests pursuant to the terms of the Sixth Amended and Restated Limited Liability Agreement of Holdco (the “Holdco Agreement”).

Voting Rights

Holders of Class B common stock are entitled to cast one vote per share. Holders of our Class B common stock are not entitled to cumulate their votes. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the Certificate must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class.

Dividend Rights

Holders of our Class B common stock do not participate in any dividend declared by the board of directors.

Liquidation Rights

On our liquidation, dissolution or winding up, holders of Class B common stock are not entitled to receive any distribution of our assets.

Transfers

Pursuant to the Holdco Agreement, each holder of Class B common stock agrees that:

∎	the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and

∎	in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.

Other Matters

No shares of Class B common stock are subject to redemption rights or have preemptive rights to purchase additional shares of Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of Class B common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Certificate provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 12,500,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

∎	the title and liquidation preference per share of the preferred stock and the number of shares offered;

∎	the purchase price of the preferred stock;

∎	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

∎	any redemption or sinking fund provisions of the preferred stock;

∎	any conversion, redemption or exchange provisions of the preferred stock;

∎	the voting rights, if any, of the preferred stock; and

∎	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

Each prospectus supplement relating to a series of preferred stock may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Exclusive Venue

Our Certificate requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or our Certificate or Bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Bylaws and Delaware Law

Our Certificate and Bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Classified Board of Directors

Our Certificate provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Authorized But Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate provides that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a qualified stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of such stockholder’s intention to bring such business before the meeting. Our Certificate provides that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office or by the chairman of the board of directors, if any. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our Bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate provides otherwise. Our Certificate provides that stockholder action by written consent is prohibited except as otherwise required by law.

Special Meetings of Stockholders

Our Certificate provides that, except as otherwise required by law, a special meeting of stockholders may be called only by the stockholders, the Chairman of the board of directors or the lead director.

Directors Removed Only for Cause

Our Certificate provides for the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3 of the total voting power of the outstanding capital stock entitled to vote generally in the election of directors.

Amendment of Amended and Restated Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Pursuant to our Certificate, any amendment to the provisions thereof regarding the Bylaws, indemnification of directors, our board of directors, special meetings of stockholders, special stockholder notice provisions, special stockholder voting requirements, corporate opportunities or amendment of our Certificate requires the affirmative vote of at least 66-2/3% of the votes entitled to be cast on such matter, unless such amendment is deemed advisable by the affirmative vote of at least 75% of our board of directors, in which case such amendment requires the affirmative vote of a majority of the votes entitled to be cast on such matter.

The Bylaws may be amended or repealed by a majority vote of our board of directors or, in most cases, by the affirmative vote of the stockholders holding a majority in interest of all the votes entitled to vote upon such amendment or repeal.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that, in some cases, provide indemnification provisions that are broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director is personally liable for:

∎	any breach of his duty of loyalty to us or our stockholders;

∎	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

∎	any transaction from which the director derived an improper personal benefit; or

∎	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Business Combinations

We have opted out of Section 203 of the DGCL.

Corporate Opportunities

In recognition that partners, principals, directors, officers, members, managers and/or employees of Eos Partners, L.P., Labore Et Honore LLC and Highland Consumer Partners and their affiliates and investment funds, which we refer to as the Corporate Opportunity Entities, may serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our Certificate provides for the allocation of certain corporate opportunities between us and the Corporate Opportunity Entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our Company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. In the event that any other director of ours acquires knowledge of a potential transaction or matter that may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock IS Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, MA 02021 and its telephone number is (800) 884-4225.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PETQ.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, in the applicable prospectus supplement we will specify the trustee under such indenture. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for Class A common stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of these provisions and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of PetIQ. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

∎	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

∎	any limit upon the aggregate principal amount of the debt securities;

∎

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

∎	the date or dates on which the principal amount of the debt securities will mature;

∎	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

∎	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

∎

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

∎	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

∎	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

∎	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

∎

if the currency in which the debt securities will be issuable is U.S. dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

∎	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

∎

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of default or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

∎	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

∎	if other than U.S. dollars, the currency in which the debt securities will be paid or denominated;

∎

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

∎	the designation of the original currency determination agent, if any;

∎	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

∎	if the debt security is also an original issue discount debt security, the yield to maturity;

∎

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

∎	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

∎	whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge;

∎

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

∎

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

∎	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

∎	the assets, if any, that will be pledged as security for the payment of the debt security;

∎	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

∎	whether the debt securities will be convertible and the terms of any conversion provisions;

∎	the forms of the debt securities; and

∎	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We expect the following provisions will generally apply to warrants we may offer, unless we specify otherwise in the applicable prospectus supplement.

We may issue warrants for the purchase of Class A common stock, preferred stock or debt securities (collectively “warrants”). Warrants may be issued independently or together with Class A common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement (a “warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “warrant agent”). The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the warrants are subject to, and are qualified in their entirety by reference to, the provisions of the warrant agreement.

General

If we offer warrants to purchase Class A common stock, preferred stock or debt securities, the related prospectus supplement will describe the terms of the warrants, including the following (as applicable):

∎	the title of the warrants;

∎	the offering price, if any;

∎	the aggregate number of warrants;

∎

the designation, terms and principal amount of the Class A common stock, preferred stock or debt securities purchasable upon exercise of the warrants and the initial price at which such securities may be purchased upon exercise;

∎	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

∎	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

∎	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

∎	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

∎	a discussion of certain federal income tax considerations, if applicable;

∎	the redemption or call provisions, if any;

∎	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

∎	the antidilution provisions of the warrants; and

∎	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

The shares of Class A common or preferred stock issuable upon exercise of the warrants will, when issued in accordance with the warrant agreement, be fully paid and non-assessable.

No Rights

Holders of warrants will not be entitled, by virtue of being such holders, to any rights of holders of the underlying securities. For example, holders of warrants will have no rights to:

∎	vote or consent;

∎	receive dividends;

∎	payments of principal of and interest, if any, on the securities;

∎	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

∎	exercise any rights whatsoever as our stockholders.

Exchange of Warrant Certificate

Warrant certificates may be exchanged for new warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the warrant agent, which will be listed in the related prospectus supplement, or at such other office as may be set forth therein.

Exercise of Warrants

Warrants may be exercised by surrendering the warrant certificate at the corporate trust office of the warrant agent, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the prospectus supplement. Upon the exercise of warrants, the warrant agent will, as soon as practicable, deliver the securities in authorized denominations in accordance with the instructions of the exercising warrant holder and at the sole cost and risk of such holder. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, Class A common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell Class A common stock, preferred stock, debt securities, warrants and/or subscription rights in one or more of the following ways from time to time:

∎	to or through underwriters or dealers;

∎	directly by us or the selling stockholders;

∎	through agents;

∎	through a combination of any of these methods of sale; or

∎	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

∎	the name or names of any underwriters, dealers or agents;

∎	the purchase price of the offered securities and the proceeds to us from the sale;

∎	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

∎	any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

∎	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

∎

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

∎

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of Class A common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our Class A common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Class A common stock to engage in market-making activities with respect to our Class A common stock. These restrictions may affect the marketability of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to our Class A common stock.

Other than our Class A common stock, which is listed on the NASDAQ Global Select Market, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any Class A common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Select Market, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

EXPERTS

The consolidated financial statements of PetIQ, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Community Veterinary Clinics, LLC d/b/a VIP Petcare incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on April 2, 2018 have been audited by BPM LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may obtain a copy of these filings at no cost by writing or telephoning us at the following address: PetIQ, Inc., 923 S. Bridgeway Pl., Eagle, Idaho 83616, phone number (208) 939-8900.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

∎	our Annual Report on Form 10-K for the year ended December 31, 2017;

∎	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

∎	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018;

∎

our Current Reports on Form 8-K filed with the SEC on January 8, 2018 (with respect to Item 1.01 only), January 23, 2018 (as amended by Form 8-K/A filed on April 2, 2018), March 9, 2018, March 19, 2018, June 1, 2018 and September 20, 2018; and

∎	the description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on July 20, 2017.

All documents that we file (but not those that we furnish) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: PetIQ, Inc., 923 S. Bridgeway Pl., Eagle, Idaho 83616, phone number (208) 939-8900.

Information contained on our website, http://www.petiq.com, is not a prospectus and does not constitute part of this prospectus.

5,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Jefferies

William Blair

Co-Managers

Oppenheimer & Co.

Raymond James

SunTrust Robinson Humphrey

September 26, 2018